EXHIBIT 2.1

Execution Copy

UNIT PURCHASE AGREEMENT

by and among

PICK-N-PULL AUTO DISMANTLERS,

PNP COMMERCIAL ACQUISITION, LLC

and

TREE ACQUISITION, L.P.

Dated as of August 5, 2005

AS REQUIRED BY UNITED STATES TREASURY REGULATIONS, YOU
SHOULD BE AWARE THAT THIS COMMUNICATION IS NOT
INTENDED OR WRITTEN BY THE SENDER TO BE USED, AND IT
CANNOT BE USED, BY ANY RECIPIENT FOR THE PURPOSE OF
AVOIDING PENALTIES THAT MAY BE IMPOSED ON THE
RECIPIENT UNDER UNITED STATES FEDERAL TAX LAWS.

TABLE OF CONTENTS

1.	Purchase and Sale of the Units		1

2.	Purchase Price and Additional Consideration; Earnest Money Deposit		2
	2.1	Amount of the Purchase Price	2
	2.2	Earnest Money Deposit	2

3.	Closing		3
	3.1	Closing	3
	3.2	Procedure at the Closing	3
	3.3	Purchase Price Adjustment.	3
	3.4	Potential Replenishment/Release of Escrow Funds	5

4.	Representations and Warranties of Tree		6
	4.1	Organization, Power and Authority of the Company	6
	4.2	Units of the Company	6
	4.3	Subsidiaries	6
	4.4	Financial Statements	6
	4.5	Liabilities	7
	4.6	Tax Matters	7
	4.7	Real Estate.	10
	4.8	Title to and Condition of Assets	12
	4.9	Receivables	12
	4.10	Licenses and Permits	13
	4.11	Proprietary Rights	13
	4.12	Adequacy of Assets	13
	4.13	Certain Documents and Information	14
	4.14	Insurance	15
	4.15	Litigation	15
	4.16	Records	15
	4.17	No Material Adverse Change	16
	4.18	Absence of Certain Acts or Events	16
	4.19	Compliance with Laws	16
	4.20	Environmental Matters.	17
	4.21	Labor Relations	20
	4.22	Employee Benefits.	21
	4.23	Employment Agreements and Compensation	24
	4.24	Warranties	24
	4.25	Product Liability	25
	4.26	Investment Bankers’ and Brokers’ Fees	25
	4.27	Authority to Execute and Perform Agreement; Binding Obligation; Non-contravention	25
	4.28	Status of the Units	25
	4.29	The Subsidiary	26

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	4.30	GLARE	26

5.	Representations and Warranties of Buyer and PNP		26
	5.1	Organization, Power and Authority of Buyer and PNP	26
	5.2	Due Authorization; Binding Obligation; Noncontravention	26
	5.3	Investment Bankers’ and Brokers’ Fees	27
	5.4	Acquisition of Units for Investment	27

6.	Additional Covenants of the Parties.		27
	6.1	Operation of the Business	27
	6.2	Benefit Plans	28
	6.3	Tax Matters.	28
	6.4	Equity Transactions	30
	6.5	Accounting and Taxes	30
	6.6	Related Party Transactions	31
	6.7	Contracts	31
	6.8	Access	31
	6.9	Existence	31
	6.10	Consents	32
	6.11	Performance	32
	6.12	Updating of Information	32
	6.13	Other Transactions	32
	6.14	Employees	33
	6.15	Employee Benefits	33
	6.16	Insurance	33
	6.17	Distribution of Proceeds	33
	6.18	Woodinville, Washington Condemnation Proceedings	33
	6.19	Audited Financial Statements	34
	6.20	Broker Opinion of Value	34
	6.21	Noncircumvention	34
	6.22	Third-Party Claims	34
	6.23	Severance Provisions	34

7.	Conditions to the Obligations of PNP		35
	7.1	Opinion of Counsel	35
	7.2	Receipt of Necessary Consents	35
	7.3	No Restraint	35
	7.4	No Adverse Litigation	35
	7.5	Releases and Resignations	35
	7.6	Due Diligence	35
	7.7	Additional Closing Documents	35
	7.8	Noncompetition Agreements	36
	7.9	Representations and Warranties Correct	36
	7.10	Performance; No Default	36
	7.11	Delivery of Certificates	36

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	7.12	Escrow Agreement	37
	7.13	Ford Agreements	37
	7.14	Corporate Action	37
	7.15	Employment Agreements	37
	7.16	Broker Opinion of Value	37
	7.17	Representation and Warranty Insurance	37
	7.18	Audited Financial Statements	37
	7.19	Insolvency Proceedings	37
	7.20	SBC Claim	38

8.	Conditions to the Obligations of Tree.		38
	8.1	Receipt of Necessary Consents	38
	8.2	No Restraint	38
	8.3	No Adverse Litigation	38
	8.4	Corporate Action	38
	8.5	Representations and Warranties Correct	38
	8.6	Performance; No Default	38
	8.7	Delivery of Certificate	39
	8.8	Escrow Agreement	39
	8.9	Ford Agreements	39

9.	Indemnification		39
	9.1	Indemnification by Tree	39
	9.2	Indemnification by Buyer and PNP	40
	9.3	Survival of Representations and Warranties	40
	9.4	Notice of Claim	41
	9.5	Escrow Funds	41
	9.6	Limitations on Indemnity.	41
	9.7	Mitigation of Damages; Subrogation.	42

10.	Miscellaneous		43
	10.1	Termination, Amendment and Modification	43
	10.2	Expenses	44
	10.3	Certain Definitions	44
	10.4	Binding Effect	45
	10.5	Entire Agreement	45
	10.6	Headings	45
	10.7	Execution in Counterpart	46
	10.8	Notices	46
	10.9	Governing Law	47
	10.10	Further Assurances	47
	10.11	Drafting	47
	10.12	Gender	47
	10.13	Press Releases and Announcements	47
	10.14	No Third Party Beneficiaries	47

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INDEX TO EXHIBITS

EXHIBIT A	CLOSING DATE PAYMENTS
EXHIBIT B	OPINION OF COUNSEL FOR TREE
EXHIBIT C	FORM OF CREDITOR RELEASE
EXHIBIT D	ESCROW AGREEMENT
EXHIBIT E-1	FORM OF TRANCHE B TERM NOTE
EXHIBIT E-2	FORM OF ASSIGNMENT AGREEMENT
EXHIBIT E-3	FORM OF CREDIT AGREEMENT AMENDMENT

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INDEX TO DISCLOSURE SCHEDULE

Schedule 3.3.1	Preparation of Closing Financial Statements
Schedule 4.2	Ownership of Membership Interests
Schedule 4.4	Financial Statements
Schedule 4.5	Liabilities
Schedule 4.6	Tax Matters
Schedule 4.7	Leasehold Premises
Schedule 4.8	Title to and Condition of Assets
Schedule 4.9	Receivables
Schedule 4.10	Licenses and Permits
Schedule 4.11	Proprietary Rights
Schedule 4.12	Customers, Suppliers and Competitors
Schedule 4.13	Certain Documents and Information
Schedule 4.14	Insurance
Schedule 4.15	Litigation
Schedule 4.18	Absence of Certain Acts or Events
Schedule 4.19	Compliance with Laws
Schedule 4.20.3	Environmental Matters
Schedule 4.20.4	Environmental Matters
Schedule 4.20.5	Environmental Matters
Schedule 4.20.8	Environmental Matters
Schedule 4.20.9	Environmental Matters
Schedule 4.20.10	Environmental Matters
Schedule 4.20.11	Environmental Matters

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Schedule 4.20.12	Environmental Matters
Schedule 4.20.13	Environmental Matters
Schedule 4.21	Labor Relations
Schedule 4.22	Employee Benefits
Schedule 4.22.1	Employee Benefits
Schedule 4.22.3	Employee Benefits
Schedule 4.22.6	Employee Benefits
Schedule 4.22.7	COBRA Beneficiaries
Schedule 4.23	Employment Agreements
Schedule 4.24	Warranties
Schedule 4.27	Required Consents
Schedule 6.23	Severance Matters
Schedule 7.15	Employment Agreements
Schedule 10.3.1(i)	Knowledge of Tree
Schedule 10.3.1(ii)	Knowledge of the Company
Schedule 10.3.1(iii)	Knowledge of PNP

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UNIT PURCHASE AGREEMENT

This Unit Purchase Agreement (the “Agreement”) is made and entered into as of August 5, 2005, by and among Pick-N-Pull Auto Dismantlers, a California general partnership (“PNP”), PNP Commercial Acquisition, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Norprop, Inc., one of the general partners of PNP (“Buyer”), and Tree Acquisition, L.P., a Delaware limited partnership (“Tree”). The closing of the transactions contemplated by this Agreement is referred to herein as the “Closing.”

Recitals

Tree owns all of the issued and outstanding units of membership interests (the “Units”) of Greenleaf Auto Recyclers, LLC, a Delaware limited liability company (the “Company”). The Company filed an election to be treated as a corporation for federal income tax purposes and such election is currently in effect and will continue in effect through Closing. Tree desires to sell such Units to Buyer, and Buyer desires to purchase such Units from Tree, all as herein provided and on the terms and conditions hereinafter set forth.

Covenants

In consideration of the mutual representations, warranties and covenants and subject to the conditions contained herein, the parties hereto agree as follows:

1.  Purchase and Sale of the Units

Upon the terms and subject to the satisfaction or waiver, if permissible, of all the conditions set forth herein, at the Closing, Tree agrees to and will sell, transfer, assign and deliver to Buyer at the Closing, and Buyer agrees to and will purchase and accept from Tree, on the terms and subject to the conditions set forth in this Agreement, all right, title and interest in and to an aggregate of 90,000,000 Units of membership interests, constituting all of the issued and outstanding units of membership interests of the Company, free and clear of any Liens. Simultaneous with the Closing of the transactions contemplated by this Agreement (a) Tree shall deliver to PNP an agreement signed by each of the Company’s creditors identified on Exhibit A (the “Creditors”), pursuant to which the Creditors agree to release the Company from all Liens and liabilities to the Creditors effective at the Closing in exchange for payment to the Creditors of the amounts set forth opposite their names on Exhibit A (the “Debt Payoffs”); (b) Tree shall deliver to PNP the Note Modification Agreement entered into by Ford Motor Company (“Ford”), Tree and the Company prior to the Closing with respect to the Series C Junior Secured Note which reduces the balance due under the Series C Junior Secured Note to an amount that, together with the principal and interest under the Series A Junior Secured Note, equals the purchase price for the Ford Notes under the Ford Purchase Agreement (the “Note Modification Agreement”); and (c) Buyer shall acquire from Ford (i) all of the membership interests of a special purpose entity called GLA Real Estate Holdings, LLC (“GLARE”), which owns title to five parcels of real estate that the Company currently leases from Ford in Wilson, North Carolina; Seguin, Texas; Tampa, Florida; Chandler, Arizona; and Las Vegas, Nevada (the “Ford Real Estate”), and (ii) that certain Promissory Note and related credit documents dated June 4,

2003, executed by Tree and the Company and payable to the order of Ford in the original principal amount of $7,100,000, together with all accrued interest, fees, expenses, obligations, claims, rights and interests therein (the “Series A Junior Secured Note”), and that certain Promissory Note and related credit documents dated June 4, 2003 executed by Tree and the Company and payable to the order of Ford in the original principal amount of $7,400,000, as modified by the Note Modification Agreement (the “Series C Junior Secured Note and, collectively with the Series A Junior Secured Note, the “Ford Notes”), all pursuant to a definitive agreement between Buyer and Ford that is satisfactory to Buyer in its sole and absolute discretion (the “Ford Purchase Agreement”).

2.  Purchase Price and Additional Consideration; Earnest Money Deposit

2.1  Amount of the Purchase Price. As consideration for the Units (the “Purchase Price”), Buyer agrees, subject to the terms, conditions and limitations set forth in this Agreement to pay to or for the account of Tree at the Closing the amount in cash set forth in Section D of Exhibit A (as amended per the terms thereof) attached hereto (the “Closing Cash Consideration”) and to deliver in cash an amount equal to Three Million Dollars (U.S. $3,000,000), which shall be held, together with the Earnest Money Deposit described in Section 2.2 below (such funds, the “Escrow Funds”) by Commerce Bank, N.A. (the “Escrow Agent”) pursuant to the Escrow Agreement of even date herewith by and among Buyer, Tree and the Escrow Agent (the “Escrow Agreement”).

2.1.1  Amount of Additional Consideration. Buyer agrees, subject to the terms, conditions and limitations set forth in this Agreement to pay to or for the account of each of the Creditors the Debt Payoffs as described in Section A of Exhibit A (as amended per the terms thereof) hereto.

2.2  Earnest Money Deposit. In connection with the execution of this Agreement, Buyer has delivered One Million Five Hundred Thousand Dollars (U.S. $1,500,000) as an earnest money deposit (the “Earnest Money Deposit”) to be held in escrow without interest by the Escrow Agent pursuant to the Escrow Agreement. The Earnest Money Deposit shall either: (i) in the event Closing occurs, continue to be held by the Escrow Agent and constitute part of the Escrow Funds; (ii) if the Closing does not occur as a result of the failure of one or more of the conditions to Buyer’s and PNP’s obligations set forth in Section 7, other than the failure of Buyer’s and PNP’s due diligence condition set forth in Section 7.6 or the failure of the conditions to Buyer’s and PNP’s obligations set forth in Sections 7.14, 7.15, 7.16 or 7.17 be released to Buyer; or (iii) if the Closing does not occur as a result of the failure of Buyer’s and PNP’s due diligence condition set forth in Section 7.6, the failure of the conditions to Buyer’s and PNP’s obligations set forth in Sections 7.14, 7.15, 7.16 or 7.17 or as a result of the failure of the condition to Tree’s obligations set forth in Section 8.6, be released to the Company, pursuant to the $1,500,000 Tranche B Term Note by and between the Company and Buyer in the form of Exhibit E-1 attached hereto (the “Tranche B Term Note”), the Assignment Agreement by and between Chatham Investment Fund I, LLC (“Chatham”) and Buyer in the form of Exhibit E-2 attached hereto (the “Assignment Agreement”) and the First Amendment to Amended and Restated Credit Agreement by and among the Company, Tree, Buyer and Chatham in the form of Exhibit E-3 attached hereto (the “Credit Agreement Amendment” and collectively with the

Tranche B Term Note and the Assignment Agreement, the “Loan Documents”). Executed copies of the Loan Documents have been delivered to the Escrow Agent on the date hereof to be held in accordance with the Escrow Agreement.

3.  Closing

3.1  Closing. The Closing shall take place at the offices of Tree’s legal counsel, as soon as practicable after the satisfaction or waiver, if permissible, of the respective conditions of the parties set forth in Sections 7 and 8 hereof. Throughout this Agreement, such date and time are referred to as the “Closing Date.”

3.2  Procedure at the Closing. At the Closing, the parties agree to take the following steps in the order listed below (provided, however, that upon their completion all such steps shall be deemed to have occurred simultaneously):

3.2.1  Tree shall deliver to Buyer the certificates, instruments and other documents required to be delivered by Tree pursuant to Section 7.

3.2.2  PNP shall deliver (or cause Buyer to deliver) to Tree the certificates, instruments and other documents required to be delivered by PNP or Buyer, as the case may be, pursuant to Section 8.

3.2.3  Tree shall deliver to Buyer certificates evidencing the Units, duly endorsed in blank or accompanied by duly executed powers of attorney.

3.2.4  PNP or Buyer shall pay by wire transfer (a) to Tree the Closing Cash Consideration; (b) to the Escrow Agent the balance of the Escrow Funds; and (c) to the Creditors the Debt Payoffs.

3.2.5  PNP, Buyer, Tree and the Escrow Agent shall execute and deliver cross receipts acknowledging receipt from the other, respectively, of the Units, the Cash Consideration and the Escrow Funds.

3.3  Purchase Price Adjustment.

3.3.1  Preparation of Closing Financial Statements. Within 30 days after the Closing Date, Tree shall prepare at its expense and deliver to Buyer and PNP an unaudited balance sheet and income statement for the Company dated as of the Closing Date (the “Closing Financial Statements”). The financial statements prepared pursuant to this Section 3.3.1 shall be calculated on a consistent basis, and using the same accounting methods and policies, as the financial statements of the Company referred to in Section 4.4 and the Company’s most recently filed U.S. federal income tax return (subject to customary adjustments to reflect the differences between cash basis tax or statutory accounting and accrual accounting for financial reporting purposes) and shall reflect that the Company (a) owns all assets identified in Section 4.8 of the Disclosure Schedule (including but not limited to all assets currently used by the Company or on its December 31, 2004 Balance Sheet, excluding the Woodinville, Washington assets) free and clear of all Liens and liabilities; (b) does not have any balance sheet liabilities except accounts payable, deferred warranty revenue, and accrued liabilities incurred in the ordinary course of business (each in amounts consistent with past practices); and (c) has a working capital (defined as “current assets” less “current liabilities”) as of the Closing Date (“Closing Working Capital”), of at least $20,859,737 (expressly excluding indebtedness for borrowed money which is otherwise satisfied at Closing). Each of the items described in (b) and (c) of the preceding sentence shall be valued in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied. The Closing Working Capital shall be calculated in a manner consistent with Section 3.3.1 of the Disclosure Schedule and in accordance with GAAP, applied consistently with the Company’s past practices (which has expressly included the “waterfall method” for valuing inventory), and shall include any additional items constituting “current assets” or “current liabilities” under GAAP (but expressly excluding indebtedness for borrowed money which is otherwise satisfied at Closing). The parties agree that the “waterfall method” of valuing inventory shall mean that method described on Section 3.3.1 of the Disclosure Schedule. Notwithstanding any provision in this Agreement to the contrary, the Closing Financial Statements shall include as a current liability a line item entitled “Income Tax Payable in Connection with Discharge of Indebtedness” in an amount of $45,000.00, which amount shall be taken into account in calculating Closing Working Capital. The parties agree that by taking this amount into account in calculating Closing Working Capital the Company shall retain all responsibility for federal and state income taxes of the Company with respect to the income from discharge of indebtedness that may be recognized by the Company as a result of, or in connection with, the Debt Payoffs and the Note Modification Agreement and Tree shall have no responsibility, liability, or indemnification obligations with respect to such federal and state income taxes of the Company.

3.3.2  Review of Closing Financial Statements. Tree shall permit Buyer and PNP and their accountants to review promptly upon request all accounting records, work papers and computations used by Tree and its accountants (and Tree shall direct its accountants to release such records, work papers and computations) in the preparation of the Closing Financial Statements and the computation of the Closing Working Capital. If Buyer and PNP dispute the Closing Working Capital reflected on the Closing Financial Statements prepared by Tree, not more than 60 days after the date Buyer and PNP receive such Closing Financial Statements, Buyer and PNP shall deliver to Tree a notice of dispute (“Notice of Dispute”), specifying in reasonable detail the points of disagreement. If Buyer and PNP fail to deliver a Notice of Dispute within such 60-day period, Buyer and PNP shall be deemed to have accepted the Closing Working Capital reflected on the Closing Financial Statements prepared by Tree.

3.3.3  Disputes. Upon receipt of a Notice of Dispute, Tree shall promptly consult with Buyer and PNP in good faith with respect to the specified points of disagreement in an effort to resolve the dispute. If any such dispute cannot be resolved by the parties within 30 days (or longer, as mutually agreed by the parties) after Tree receives the Notice of Dispute, the Parties shall refer the dispute to a certified public accountant and partner at Deloitte & Touche LLP, as an arbitrator to finally determine, as soon as practicable, and in any event within 30 days after such reference, all points of disagreement with respect to the calculation of the Closing Working Capital reflected on the Closing Financial Statements prepared by Tree. If Deloitte & Touche LLP shall not have agreed to perform the services called for hereunder within 30 days of such selection, the arbitrator shall thereupon be selected in accordance with the Commercial Rules of the American Arbitration Association, with preference being given to Ernst & Young LLP (the actual arbitrator finally selected being referred to herein as the “Arbiter”). For purposes of such arbitration, each party shall submit a proposed calculation of the Closing Working Capital. The Arbiter shall apply the terms of Section 3.3 of this Agreement, and shall otherwise conduct the arbitration under such procedures as the parties may agree or, failing such agreement, under then prevailing Commercial Rules of the American Arbitration Association. The fees and expenses of the arbitration and the Arbiter incurred in connection with the calculation of the Closing Working Capital shall be shared equally by Tree and Buyer (except that each party shall bear the fees and expenses of its outside counsel and accountants). All determinations by the Arbiter shall be final, conclusive and binding with respect to the calculation of the Closing Working Capital.

3.3.4  Post-Closing Adjustment Payments. The Purchase Price shall be adjusted as follows:

a)  If the Closing Working Capital as finally determined in accordance with Section 3.3 exceeds $20,859,737, Buyer and PNP shall pay to Tree the amount by which the Closing Working Capital exceeds $20,859,737; or

b)  If the Closing Working Capital as finally determined in accordance with Section 3.3 is less than $20,859,737, Tree shall pay to Buyer the amount by which the Closing Working Capital is less than $20,859,737.

Any payment so required to be made by Buyer and PNP under this Section 3.3.4 shall be by transfer of immediately available funds not more than seven business days after final determination thereof. Any payment so required to be made by Tree under this Section 3.3.4 shall be deducted from the Escrow Funds (to the extent that the Escrow Funds are sufficient to cover such payment) and delivered to Buyer on Tree’s behalf by the Escrow Agent, subject to Section 3.4 below.

3.4  Potential Replenishment/Release of Escrow Funds. If the Escrow Funds are less than $3,500,000 following the post-Closing adjustment payment made on Tree’s behalf from the Escrow Funds pursuant to Section 3.3.4, Tree shall promptly deliver to the Escrow Agent, in immediately available funds, an amount sufficient to replenish the Escrow Funds to $3,500,000. If the Escrow Funds are greater than $3,500,000 following the post-Closing adjustment payments pursuant to Section 3.3.4, then the amount by which the Escrow Funds exceed $3,500,000 shall be promptly released from the Escrow Funds and delivered to Tree by the Escrow Agent.

4.  Representations and Warranties of Tree

In order to induce PNP and Buyer to enter into this Agreement and to consummate the transactions contemplated hereunder, Tree makes the following representations and warranties with regard to the Company as of the date of this Agreement and as of the Closing Date (unless a contrary date is indicated below):

4.1  Organization, Power and Authority of the Company. The Company is a limited liability company duly organized and validly existing in good standing under the laws of the state of Delaware with all requisite power and authority and all licenses and permits necessary to own, lease and use its assets and properties and to carry on its business as it is now being conducted. The Company is legally qualified to transact business and is in good standing in each jurisdiction where it conducts business.

4.2  Units of the Company. The authorized, issued and outstanding units of membership interests of the Company are set forth in Section 4.2 of the Disclosure Schedule attached hereto (the “Disclosure Schedule”). All voting rights in the Company are vested exclusively in its units of membership interests, and there are no voting trusts, proxies or other agreements or understandings with respect to the voting of the units of membership interests of the Company. All of the issued and outstanding units of membership interests of the Company are validly authorized and issued, fully paid and non-assessable. Section 4.2 of the Disclosure Schedule sets forth the name and address of, and number of units of membership interests of the Company owned by Tree as of the date hereof. Section 4.2 of the Disclosure Schedule also sets forth the name and address, and number of units of partnership interests of, Tree as of the date hereof. Except for Buyer’s rights pursuant to this Agreement and an option plan of Tree with respect to which no outstanding options would be “in the money” based upon the economics of this Agreement (and which will be cancelled prior to Closing), there are no outstanding warrants, options or rights of any kind to acquire from the Company or Tree any units of membership interests of the Company or securities of any kind, and there are no preemptive rights with respect to the issuance or sale of units of membership interests of the Company. The Company has no obligation to acquire any of its issued and outstanding units of membership interests or any other security issued by it from any holder thereof.

4.3  Subsidiaries. Except for Recovered Parts Inc., a Delaware corporation (the “Subsidiary”), the Company has no subsidiaries and no direct or indirect equity interest in any other person or entity.

4.4  Financial Statements. Set forth in Section 4.4 of the Disclosure Schedule are the following financial statements of the Company (the “Financial Statements”):

4.4.1  unaudited balance sheets at December 31, 2003 and December 31, 2004;

4.4.2  unaudited statements of operation and cash flows for the twelve months ended December 31, 2004 and the period from June 3, 2003 to December 31, 2003;

4.4.3  unaudited balance sheet and statement of income and cash flows for the five months ended May 31, 2005; and

4.4.4  as to the foregoing, all notes and schedules thereto.

The Financial Statements (including the related notes thereto), have been prepared in conformity with GAAP applied on a basis consistent with prior periods, present fairly the financial position of the Company as of their respective dates, and the results of operations and cash flows for the Company for the periods presented therein, and reflect all adjustments necessary for the fair presentation of results for the periods presented. The unaudited balance sheet of the Company at May 31, 2005 is referred to herein as the “2005 Balance Sheet.”

4.5  Liabilities. The Company has no material liabilities or obligations, either known or unknown, asserted or unasserted, liquidated or unliquidated, accrued, absolute, contingent or otherwise, and, to the knowledge of the Company, there is no basis for any claim against the Company for any such liabilities or obligations, in either case, except: (i) to the extent reflected on the 2005 Balance Sheet and not heretofore paid or discharged; (ii) to the extent clearly disclosed and specifically set forth in or incorporated by express reference in Section 4.5 of the Disclosure Schedule; and (iii) normal liabilities incurred in the ordinary course of the Company’s business, consistent with prior practice, since the date of the 2005 Balance Sheet, none of which has had or may reasonably be expected to have a Material Adverse Effect on the Company.

4.6  Tax Matters. Except as set forth in Section 4.6 of the Disclosure Schedule:

4.6.1  The Company has filed, or caused to be filed, on a timely basis all Tax Returns required to be filed, and such Tax Returns are true, accurate and complete in all material respects. Without limiting the foregoing, none of the Tax Returns contains any position that is, or would be, subject to penalties under Section 6662 of the Internal Revenue Code, of 1986, as amended (“Code”) (or any corresponding provisions of state, local or non-U.S. Tax law). The Company has not entered into any “listed transactions” as defined in Treasury Regulation Section 1.6011-4(b)(2), and the Company has properly disclosed all reportable transactions as required by Treasury Regulation Section 1.6011-4, including filing Form 8886 with Tax Returns and with the Office of Tax Shelter Analysis.

4.6.2  Section 4.6 of the Disclosure Schedule lists all Tax Returns required to be filed by the Company for periods up to the Closing Date (whether or not the period ends on such date) that have not been filed on or before the Closing Date. Except as set forth on Schedule 4.6 of the Disclosure Schedule, the Company currently is not the beneficiary of any extension of time within which to file any Tax Return.

4.6.3  All Taxes due and owing by the Company whether or not reflected on any Tax Return have been timely and fully paid or will be taken into account in calculating the Closing Working Capital.

4.6.4  The Company has timely and properly withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member, stockholder or other third party, including, but not limited to, amounts required to be withheld under Sections 1441 and 1442 of the Code (or similar provisions of state, local or non-U.S. Law).

4.6.5  Other than income Taxes related to income from discharge of indebtedness that may be recognized by the Company as a result of, or in connection with, the Debt Payoffs and the Note Modification Agreement, the aggregate unpaid Taxes of the Company do not and will not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) reflected in the 2005 Balance Sheet (for those points in time) and on the Closing Financial Statements (for that point in time), respectively.

4.6.6  Section 4.6 of the Disclosure Schedule sets forth as of the Closing Date (i) the amount of any net operating loss, net capital loss, unused investment credit or other credit, unused foreign tax or excess charitable contribution allocable to the Company; and (ii) any “ownership change” as such term is defined in Section 382(g) of the Code with respect to the Company.

4.6.7  There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon any assets of the Company.

4.6.8  The Company is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement or arrangement.

4.6.9  Except in connection with the Company’s membership in the “affiliated group,” within the meaning of Section 1504 of the Code, that includes the Ford Motor Company prior to June 4, 2003, the Company (i) is not and never has been a member of an “affiliated group” within the meaning of Section 1504 of the Code and (ii) does not have any liability for the Taxes of any person under Treasury regulation Section 1.1502-6 (or similar provision of state, local or non-U.S. law) as a transferee or successor, by contract or otherwise.

4.6.10  No claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

4.6.11  No federal, state, local or non-U.S. Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company.

4.6.12  The Company has not received from any federal, state, local or non-U.S. Tax authority (including jurisdictions where the Company has not filed a Tax Return) any (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice or deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Tax authority against the Company or any Subsidiary.

4.6.13  The Company has not waived any statutes of limitation in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

4.6.14  As set forth in Section 4.6 of the Disclosure Schedule, the Company has delivered to Buyer true, correct and complete copies of all income Tax Returns (which income Tax Returns are true, correct and complete in all material respects), Tax examination reports and statements of deficiencies assessed against, or agreed to with respect to the Company with respect to the time period beginning June 4, 2003 through the date hereof with the Internal Revenue Service or any other Tax authority.

4.6.15  The Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, in a payment that would not be fully deductible as a result of Section 162(m) or Section 280G of the Code or any similar provision of non-U.S., state or local law.

4.6.16  Set forth in Section 4.6 of the Disclosure Schedule are all nonqualified deferred compensation plans, within the meaning of Section 409A(d)(1) of the Code, in connection with which the Company is a party or may have any liability. No obligation under any such plan has been or will be subject to a gross income inclusion by reason of Section 409A(a)(1) of the Code. No such plan has assets set aside directly or indirectly in the manner described in Section 409A(b)(1) of the Code or contains a provision that would be subject to Section 409A(b)(2).

4.6.17  None of the assets of the Company is property that the Company is required to treat as being a “safe harbor lease” within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982.

4.6.18  None of the assets of the Company has been financed with or directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code. The Company is not a borrower or guarantor of any outstanding industrial revenue bonds, and the Company is not a tenant, principal user or related person to any principal user (within the meaning of Section 144(a) of the Code) of any property that has been financed or improved with the proceeds of any industrial revenue bonds.

4.6.19  None of the assets of the Company is “tax exempt use property” within the meaning of Section 168(h) of the Code.

4.6.20  The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897 of the Code.

4.6.21  The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iii) prepaid amount received on or prior to the Closing Date.

4.6.22  As used in this Agreement, “Taxes” means all taxes, charges, fees, levies, or other like assessments, including without limitation, all federal, possession, state, city, county and non-U.S. (or governmental unit, agency, or political subdivision of any of the foregoing) income, profits, employment (including Social Security, unemployment insurance and employee income tax withholding), franchise, gross receipts, sales, use, transfer, stamp, occupation, property, capital, severance, premium, windfall profits, customs, duties, ad valorem, value added and excise taxes; PBGC premiums and any other governmental charges of the same or similar nature; whether disputed or not, including any interest, penalty, or addition thereto, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person. Any one of the foregoing shall be referred to sometimes as a “Tax.”

4.6.23  As used in this Agreement, “Tax Returns” means all returns, reports, estimates, claims for refund, information statements or returns relating to or required to be filed in connection with any Taxes, including any schedule or attachment thereto, and including any amendment thereof. Any one of the foregoing Tax Returns shall be referred to sometimes as a “Tax Return.”

4.7  Real Estate.

4.7.1  The Company does not own any Real Estate as of the date of signing this Agreement.

4.7.2  Section 4.7 of the Disclosure Schedule accurately and completely sets forth, with respect to every parcel of real estate leased by the Company (the “Leasehold Premises”): (i) the lessor and lessee thereof and the date and term (including the expiration date) of the lease (including all renewal options and notice deadlines to exercise such options) governing such property; (ii) the rental and other charges payable by the lessee thereunder; (iii) the amount of security deposits, if any; (iv) the date to which lessee has paid rent; (v) the location, including address, thereof; (vi) the approximate size thereof; (vii) a brief description (including size, approximate year of completion, and function) of the principal improvements and buildings thereon; and (viii) the nature and amount of any mortgages, tax liens or other liens thereon (including without limitation any environmental liens), all of which the Company shall release or cause to be released at or prior to Closing. The Company has previously delivered to Buyer accurate and complete copies of each of the leases covering the Leasehold Premises set forth in Section 4.7 of the Disclosure Schedule, and none of such leases has been amended or modified except to the extent that such amendments or modifications are disclosed in such copies or in Section 4.7 of the Disclosure Schedule. To the Company’s knowledge, all of the leases covering the Leasehold Premises are in full force and effect. Except as set forth in Section 4.7 of the Disclosure Schedule, the Company is not in default or breach under the terms of any such lease and no event has occurred which with the passage of time or the giving of notice or both would cause a breach of or default under the terms of any such lease. The Company has no knowledge of any breach or anticipated breach by the other parties to any such lease. There are no tenancies or occupancies affecting any of the Leasehold Premises except as disclosed on Section 4.7 of the Disclosure Schedule. Section 4.7 of the Disclosure Schedule sets forth a complete list of all real property formerly owned, used or leased by the Company (i) since June 4, 2003 and (ii) to the Company’s and Tree’s knowledge, prior to June 4, 2003.

4.7.3  The Company has a leasehold interest in each of the Leasehold Premises, free and clear of all Liens, except for Permitted Encumbrances, and such mortgages, tax liens or other liens disclosed in Section 4.7 of the Disclosure Schedule and which such mortgages, tax liens or other liens shall be fully satisfied and released at or prior to Closing.

4.7.4  The buildings, improvements, structures, fixtures and systems (including, without limitation, the HVAC, plumbing, drainage, electrical and mechanical systems located on the Leasehold Premises are in operating condition sufficient to conduct the business currently being conducted, normal wear and tear excepted, and comply with all applicable building codes and other Laws, ordinances, and codes in all material respects except for certain Americans with Disabilities Act noncompliance matters described in Section 4.7 of the Disclosure Schedule, none of which have or would reasonably be expected to have a Material Adverse Effect.

4.7.5  At and immediately after the Closing, Buyer shall have the right to maintain or use the Leasehold Premises and to conduct such activities thereon as maintained, used or conducted by the Company on the date hereof. To the Company’s and Tree’s knowledge, except as disclosed in Section 4.7 of the Disclosure Schedule there is no condition affecting any of the Leasehold Premises or the improvements located thereon which requires repair or correction to restore the same to reasonable operating condition.

4.7.6  Each parcel of the Leasehold Premises has the necessary and appropriate zoning (including, without limitation, all related zoning and/or land use authorizations, variances, special or conditional use permits and the like) as required by Law to allow the Company to carry on its business as it is now being conducted.

4.7.7  Except as set forth in Section 4.7 of the Disclosure Schedule, all utilities and services necessary for the Company's operations of each of the Leasehold Premises (including, without limitation, gas, water storm and sanitary sewers, electricity and telephone) are available to the Leasehold Premises and may be used by the Company, are connected with valid permits, and are of sufficient capacity to meet adequately all needs and requirements necessary for us and operations of the improvements thereon for their intended purposes.

4.7.8  Except as set forth in Section 4.7 of the Disclosure Schedule, neither the Company nor Tree has received any notice of (i) any proposed or threatened condemnation, eminent domain or rezoning proceeding with respect to any portion of the Leasehold Premises, and, to the best of the Company’s knowledge, no proceeding is contemplated by any Government; or (ii) any special assessment which may affect the Leasehold Premises, and, to the best of the Company’s knowledge, no such special assessment is contemplated by any Government.

4.7.9  A list of all licenses, permits, authorizations, certificates of occupancies and other approvals in the Company’s possession pertaining to the Leasehold Premises is set forth in Section 4.7 of the Disclosure Schedule.

4.8  Title to and Condition of Assets. The Company has good and marketable title to all of its assets (other than the Leasehold Premises covered by Section 4.7), free and clear of all Liens, except for the Permitted Encumbrances, none of which materially detract from the value of the assets or materially interfere with any present use of the assets. The fixed assets and other tangible personal property of the Company are in operating condition sufficient to conduct the Company’s business as currently being conducted, normal wear and tear excepted, and, to the Company’s and Tree’s knowledge, are in conformity with all applicable Laws relating thereto currently in effect. Section 4.8 of the Disclosure Schedule sets forth the following information regarding the fixed assets located at each of the Leasehold Premises: (i) the book value at December 31, 2004 of each of the following categories of fixed assets at such location: equipment, tools, office machinery and other fixed assets (in each case, all assets used or owned by the Company shall be included regardless of whether such assets were on the Company’s balance sheet at December 31, 2004), (ii) the age of the fixed assets in each such category at such location, and (iii) the approximate value (including the amount and date of any appraisals) of the fixed assets in each such category at such location. The inventory and supplies of the Company consist of items of a quality and quantity usable and salable in the ordinary course of the Company’s business at values in the aggregate at least equal to the values at which such items are carried on its books. The automobiles parts listed on the Company’s computer database as vehicles owned by the Company as of May 31, 2005 were all located at the Leasehold Premises and as of the date hereof all are located at the Leasehold Premises, except for any sales of such parts in the ordinary course of business. The value at which such inventory is carried on the 2005 Balance Sheet reflects the Company’s normal inventory valuation policies using the “waterfall method,” all determined in accordance with past practices and GAAP. The Company’s inventory, supplies and automobile parts are in material compliance with all applicable Laws relating thereto currently in effect, and at a level, quality and age which is consistent with the Company’s past practices for normal operations.

4.9  Receivables. Set forth in Section 4.9 of the Disclosure Schedule is an aging schedule of the accounts receivable of the Company as of May 31, 2005. The Company has previously furnished PNP with a complete list of all receivables of the Company as of May 31, 2005, including due dates thereof, and including accounts receivable, factored accounts receivable, notes receivable and insurance proceeds receivable. All of the receivables listed thereon or set forth or reflected in the 2005 Balance Sheet, were, as of the dates as of which the information is given therein, and as of the Closing Date all of the receivables of the Company will be, valid accounts receivable which are or will be current and collectible and which have been or will be, within 90 days after the Closing Date, collected in full except to the extent of standard practice credits and returns, and the allowance for uncollectible receivables as shown on the Closing Financial Statements.

4.10  Licenses and Permits. The Company possesses all material licenses and other Government or official approvals, permits or authorizations required to carry on its business as it is now being conducted, including, without limitation, such approvals, permits or authorizations as are required for full service auto dismantling at each of the Leasehold Premises. All such licenses, approvals, permits and authorizations are in full force and effect, the Company is in material compliance with their requirements, and no proceeding is pending or, to the Company’s and Tree’s knowledge, threatened to revoke or amend any of them. Section 4.10 of the Disclosure Schedule contains an accurate and complete list of all such licenses, approvals, permits and authorizations. Except as set forth on Section 4.10 of the Disclosure Schedule, none of such licenses, approvals, permits and authorizations are or will be materially impaired or in any material way affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

4.11  Proprietary Rights. The Company possesses all proprietary rights, including without limitation patents, trade secrets, technology, know-how, copyrights, trademarks, trade names, assumed or “doing business as” names, and rights to any of the foregoing (collectively, the “Proprietary Rights”), necessary to carry on the Company’s business as now being conducted without, to the Company’s and Tree’s knowledge, conflict with valid proprietary rights of others. Section 4.11 of the Disclosure Schedule contains an accurate and complete list of all material Proprietary Rights including all such Proprietary Rights that are currently registered, issued, or for which an application is currently pending at the appropriate office, together with an indication of the status thereof. Except as set forth in Section 4.11 of the Disclosure Schedule, (i) the Company owns all right, title and interest in and to all of the Proprietary Rights, free and clear of any Liens, (ii) there have been no claims made against the Company asserting the invalidity, abuse, misuse, or unenforceability of any of the Proprietary Rights or challenging the Company’s right to use or ownership of any of the Proprietary Rights, and, to the knowledge of the Company and Tree, there are no grounds for the same, (iii) neither the Company nor Tree has received any notice of conflict with or infringement of the asserted rights of others within the last five years, and (iv) to the Company’s and Tree’s knowledge, the conduct of the business of the Company has not infringed upon, and does not now infringe upon, valid proprietary rights of any other person, or involve the use of trademarks or trade names that would constitute acts of unfair competition or infringement.

4.12  Adequacy of Assets. The assets and properties of the Company constitute, in the aggregate, all of the assets and properties now used, or necessary for the conduct of the Company’s business in the manner in which and to the extent to which it is currently being conducted. There exists no condition, restriction or reservation affecting the title to or utility of the Company’s assets and properties which would prevent Buyer from utilizing such assets and properties, or any part thereof, to the same full extent that the Company and Tree might continue to do so if the sale and transfer contemplated hereby did not take place. Upon the Closing, the Company will have good and marketable title to such assets and properties free and clear of all Liens, except for the Permitted Encumbrances. Section 4.12 of the Disclosure Schedule sets forth an accurate and complete list of the 10 largest suppliers of the Company by volume (dollar value) of purchases or sales. Neither the Company nor Tree knows of any written or oral communication, fact, event or action which exists, or has occurred within 90 days prior to the date of this Agreement, which would tend to indicate that: any current customer of the Company which accounted for over 2% of the total consolidated net sales of the Company for the twelve months ended December 31, 2004, or any current supplier to the Company of items material to the conduct of its business, which items cannot be replaced by the Company at comparable cost to the Company and the loss of which would have a Material Adverse Effect, intends to decrease the rate of supplying or buying (as the case may be) materials, products or services from the Company or terminate its business relationship with the Company. To the Company’s and Tree’s knowledge, none of the customer accounts of the Company have been designated by the appropriate Government authorities as a “small business set-aside” contract. Excluding less than 2% ownership of publicly traded stocks, none of Tree or any officer, director of Tree or the Company, or any affiliate of any of them, has any direct or indirect interest in any customer, supplier or competitor of the Company or in any person from whom or to whom the Company leases real or personal property, or in any other person with whom the Company is doing business, except as set forth in Section 4.12 of the Disclosure Schedule.

4.13  Certain Documents and Information. Section 4.13 of the Disclosure Schedule accurately and completely lists the following, in each case, whether written or oral: (i) each loan, credit agreement, guarantee, security agreement, note, evidence of indebtedness or similar document or instrument to which the Company is a party or by which it is bound; (ii) each lease of personal property or real property to which the Company is a party or by which it is bound; (iii) each contract or agreement containing any covenant limiting the Company from engaging in any line of business or competing with any person; (iv) any other agreement, contract or commitment to which the Company is a party or by which it is bound which involves an aggregate commitment by the Company in excess of $25,000 and which cannot be terminated without liability on 60 days or less notice; (v) each power of attorney executed by or on behalf of the Company; (vi) the name and current annual compensation of each employee of the Company whose current base salary is in excess of $50,000 per annum and the profit sharing, bonus or any other form of compensation (other than base compensation) paid or payable by the Company to or for the benefit of each such person for the year ended December 31, 2004 or any period thereafter, and any employment or other agreement of the Company with any of its officers or employees; (vii) the name of each of the officers and directors of the Company; and (viii) the name of each bank in which the Company has an account or safe-deposit box, the name in which the account or box is held and the names of all persons authorized to draw thereon or to have access thereto. The Company has previously furnished PNP with an accurate and complete copy of each such written agreement, contract or commitment listed in Section 4.13 of the Disclosure Schedule (the “Contracts”); and except as set forth on Section 4.13 of the Disclosure Schedule or as would not be likely to result in a Material Adverse Effect, there has not been any default in any obligation to be performed by the Company under any Contract and none of such Contracts has been modified or amended in any respect. Each of the Contracts is a valid, binding and enforceable obligation of the Company and, to the Company’s and Tree’s knowledge, the other parties thereto, in accordance with its terms and conditions, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (b) general equitable principles.

Except as would not be likely to result in a Material Adverse Effect, neither the Company nor, to the Company’s and Tree’s knowledge, any other party thereto, is in breach of or in violation of, or in default under, any such Contract, and there is no pending, or to the Company’s and Tree’s knowledge, threatened, dispute with regard to any such Contract.

4.14  Insurance. The Company carries insurance, which is reasonably adequate in character and amount for risks normally insured against by a person carrying on the same business as the Company and the Subsidiary, with reputable insurers, covering all of its assets, properties and business, and has provided all required performance and other surety bonds. Section 4.14 of the Disclosure Schedule accurately and completely lists each policy of insurance in force with respect to the Company, its assets and properties, and each of the performance or other surety bonds maintained by the Company in the conduct of its business, and indicates whether each policy is a claims-made policy or an occurrence-based policy. All premiums and other payments which have become due under the policies of insurance listed in Section 4.14 of the Disclosure Schedule have been paid in full, all of such policies are now in full force and effect and the Company has not received notice from any insurer, agent or broker of the cancellation of, or any increase in premium with respect to, any of such policies or bonds. The Company has not received any notification from any insurer, agent or broker denying or disputing any claim made by any of them or denying or disputing any coverage for any such claim or the amount of any claim. Except as set forth in Section 4.14 of the Disclosure Schedule, the Company does not have any claim against any of its insurers under any of such policies pending or anticipated, and, to the Company’s and Tree’s knowledge, there has been no occurrence of any kind which would give rise to any such claim. Section 4.14 of the Disclosure Schedule sets forth the claims experience (including all open and closed claims) of the Company for the period from June 4, 2003 to the present, for workers’ compensation claims, general liability claims, auto liability claims, products liability claims and any other claims covered by any insurance policy the Company has ever possessed.

4.15  Litigation. Except as set forth in Section 4.15 of the Disclosure Schedule, there are no, and, since June 4, 2003, there have not been any, actions, suits, claims, Government investigations or arbitration proceedings (“Actions”) pending or, to the Company’s or Tree’s knowledge, threatened against or affecting the Company, any of the assets or properties of the Company, or any of the Company’s members, managers, or other personnel in their capacity as such, and, to the best of the Company’s and Tree’s knowledge, there is no basis for any of the foregoing. There is no pending or, to the Company’s and Tree’s knowledge, threatened Action challenging, enjoining, or preventing this Agreement, or the consummation of the transactions contemplated hereby. The Company is not and has not been subject to any Order other than Orders of general applicability, and the Company has not been subject to or, to the Company’s or Tree’s knowledge, threatened to be subject to, and, to the Company’s and Tree’s knowledge, there are no grounds for, any Action or Order relating to personal injury, death, or property or economic damage arising from products sold, licensed or leased or services performed by the Company, except as set forth on Section 4.15 of the Disclosure Schedule. There are no unsatisfied judgments against the Company.

4.16  Records. The Company has previously furnished PNP and Buyer with copies of the Company’s certificate of formation and all amendments thereto to date and of the Company’s operating agreement, and such copies are correct and complete in all respects. All of the operating data and records of the Company, including without limitation customer lists and financial, accounting and credit records (the “Records”), are accurate and complete in all material respects, and there are no material matters as to which appropriate entries have not been made therein. A record of all actions taken by Tree or the manager of the Company and all minutes of their meetings are contained in the minute books of the Company and are materially accurate and complete. The record books and equity ledgers of the Company contain an accurate and complete record of all issuances, transfers and cancellations of units of membership interests of the Company, accurate and complete copies of which have been previously furnished by the Company to PNP and Buyer.

4.17  No Material Adverse Change. Since December 31, 2004, there have not been any changes in the business, assets or properties of the Company, or in its financial condition or results of operations, other than changes occurring in the ordinary course of business which in the aggregate have not had, and could not reasonably be expected to have, a Material Adverse Effect. There is not, to the Company’s or Tree’s knowledge, any threatened or prospective event or condition of any character whatsoever which could have a Material Adverse Effect.

4.18  Absence of Certain Acts or Events. Except as disclosed in Section 4.18 of the Disclosure Schedule, since May 31, 2005, the Company has not: (i) authorized or issued any of its units of equity interests (including any held in its treasury) or any other securities; (ii) declared or paid any dividend or made any other distribution of or with respect to its units of equity interests or other securities or purchased or redeemed any units of its equity interests or other securities; (iii) paid any bonus or increased the rate of compensation of, or increased any benefits granted under any Plans for, any of its employees, except for increases in employee compensation in the ordinary course of business and not exceeding 4% of such employee’s annual compensation; (iv) sold, leased, transferred or assigned any of its assets or properties, other than in the ordinary course of business; (v) made or obligated itself to make capital expenditures aggregating more than $25,000; (vi) incurred any material obligations or liabilities (including any indebtedness) or entered into any material transaction, except for this Agreement and the transactions contemplated hereby; (vii) suffered any theft, damage, destruction or casualty loss in excess of $25,000; (viii) deferred the payment of any liabilities or accounts payable or deferred the acquisition of any inventory outside the ordinary course of business or in a manner inconsistent with past practices; (ix) accelerated the collection of any accounts receivable outside the ordinary course of business or in a manner inconsistent with past practices; (x) made any changes with respect to its Tax or financial accounting or any Tax election; (xi) granted any Lien with respect to the Units or any assets or properties of the Company; (xii) modified or terminated any Contract or any material term thereof except in the ordinary course of business; or (xiii) made any addition to or modification of the Plans described in Section 4.22 of the Disclosure Schedule, other than contributions made for the period after December 31, 2004, in accordance with the Company’s normal practices or the extension of coverage to officers or employees of the Company who became eligible after December 31, 2004.

4.19  Compliance with Laws. Except as set forth in Section 4.19 of the Disclosure Schedule, the Company is in compliance with all Laws and Orders applicable to it, its assets, properties and business, including, without limitation, any applicable Laws with respect to the car purchasing practices of the Company, except where the failure so to comply would not have a Material Adverse Effect. To the Company’s and Tree’s knowledge, there are no conditions that may result in the Company’s assets, properties or business being subject to remedial or similar obligations with respect to any Orders, Laws or other requirements of any Government. The Company has not received notification of any asserted past or present failure to comply with any Laws, and, to the best of the Company’s and Tree’s knowledge, no proceeding with respect to any such violation is contemplated or threatened. Neither the Company nor, to the best of the Company’s and Tree’s knowledge, any employee of the Company, has made any payment of funds in connection with the business of the Company prohibited by Law, and no funds have been set aside to be used in connection with its business for any payment prohibited by Law.

4.20  Environmental Matters.

4.20.1  Definitions. For purposes of this Agreement, the terms listed below shall mean the following:

“Above Ground Tanks” shall mean that term as defined in 40 C.F.R. § 260.10.

“Environmental Laws” means U.S. federal, state, regional, county and local administrative rules, statutes, codes, ordinances, regulations, licenses, Environmental Permits, approvals, plans, authorizations, directives, rulings, injunctions, decrees, orders, judgments, and any similar items, relating to the protection of human health, safety, or the environment including without limitation: (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”) (42 U.S.C. §§ 9601 et seq.); (b) the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C. §§ 9601 et seq.); (c) The Hazardous Materials Transportation Control Act of 1970 (49 U.S.C. §§ 1802 et seq.); (d) the Resource Conservation and Recovery Act of 1976, as amended by the Solid and Hazardous Waste Act Amendments (“RCRA”) (42 U.S.C. §§ 6901 et seq.); (e) the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977 (33 U.S.C. §§ 1251 et seq.) (the “Clean Water Act”); (f) the Safe Drinking Water Act (42 U.S.C. §§ 300h et seq.); (g) the Clean Air Act, as amended by the Clean Air Act Amendments of 1990 (42 U.S.C. §§ 1857 et seq.); (h) the Solid Waste Disposal Act, as amended by RCRA (42 U.S.C. § 6901 et seq.); (i) the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.); (j) the Emergency Planning and Community Right-to-Know Act of 1986 (“EPCRA”) (42 U.S.C. §§ 11001 et seq.); (k) the Federal Insecticide, Fungicide and Rodenticide Act (“FIFRA”) (7 U.S.C. §§ 136 et seq.); (l) the Radon Gas and Indoor Air Quality Reserve Act (42 U.S.C. §§ 7401 et seq.); (m) the National Environmental Policy Act of 1975 (42 U.S.C. §§ 4321 et seq.); (n) the Rivers and Harbors Act of 1899 (33 U.S.C. §§ 401 et seq.); (o) the Oil Pollution Act of 1990 (33 U.S.C. §§ 1321 et seq.); (p) the Endangered Species Act of 1973, as amended (16 U.S.C. §§ 1531 et seq.); (q) the Occupational Safety and Health Act of 1970, as amended, (29 U.S.C. §§ 651 et seq.); (r) North American Free Trade Act, (s) counterparts of any of the foregoing federal statutes enacted within or outside the United States or by any other nation, any U.S. state, region, county or local government (including any subdivisions thereof); (t) any and all laws, rules, regulations, codes, ordinances, licenses, permits, approvals, plans, authorizations, directives, rulings, injunctions, decrees, orders and judgments enacted or promulgated under any of the foregoing, all as amended and as may be amended in the future, and (u) common law theories of nuisance, trespass, waste, negligence, and abnormally dangerous activities arising out of or relating to the presence of Hazardous Substances in the environment or work place.

“Environmental Permit” shall mean any approval, covenant, waiver, exception, order, permit, authorization, site-specific limitation, or license of any Governmental Authority relating to any Environmental Law or the use of land or any Company operations.

“Governmental Authority” means (i) any government or political subdivision thereof whether domestic, national, state, county, municipal or regional or any other governmental entity; (ii) any agency or instrumentality of any such government, political subdivision or other government entity; (iii) any court, arbitral tribunal or arbitrator; and (iv) any non-governmental or quasi-governmental regulating body, to the extent that the rules, regulations or orders of such body have the force of law.

“Hazardous Substances” shall mean any constituent, chemical, element, particle, compound, material, substance or waste which is defined as a “hazardous waste,”“hazardous material,”“hazardous substance,”“extremely hazardous substance,”“restricted hazardous waste,”“contaminant,”“toxic waste,”“toxic substance,” or “special waste” under any Environmental Law and includes, but is not limited to, petroleum, petroleum by-products (including crude oil and any fraction thereof), waste oils, any hydrocarbon based substance, asbestos, asbestos-containing materials, urea formaldehyde and polychlorinated biphenyls.

“Release” shall mean releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping into the indoor or outdoor environment, including without limitation the abandonment or discarding of barrels, drums, containers, tanks and other receptacles containing or previously containing any Hazardous Substance.

“Underground Storage Tanks” shall have the meaning given it in the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.).

4.20.2  The Company has not transported, stored, treated or disposed, nor has it arranged for or, to the knowledge of the Company and Tree, allowed for, any third parties to transport, store, treat or dispose of Hazardous Substances to or at any location in a manner that has resulted or could result in a liability under any Environmental Law. The Company has not disposed, or allowed or arranged for any third parties to dispose, of Hazardous Substances upon property owned or leased by it.

4.20.3  Except as set forth in Section 4.20.3 of the Disclosure Schedule, during or to the knowledge of the Company or Tree prior to the Company's operation of the Leasehold Premises, there has not occurred, nor is there presently occurring, a Release of any Hazardous Substance on, into or beneath the surface of, or, to the knowledge of the

Company or Tree, adjacent to, any parcel of the Leasehold Premises, except where such Release would not have a Material Adverse Effect.

4.20.4  Except as set forth in Section 4.20.4 of the Disclosure Schedule, the Company has not transported or disposed, arranged for, or to the knowledge of the Company or Tree allowed any third parties to transport or dispose, of any Hazardous Substance to or at a site which, pursuant to CERCLA or any similar state law, (i) has been placed on the National Priorities List or its state equivalent, or (ii) the Environmental Protection Agency or the relevant state agency has proposed or is proposing (where knowledge of such proposal is available on a publicly available website) to place on the National Priorities List or its state equivalent. Except as set forth in Section 4.20.4 of the Disclosure Schedule, the Company has not received any notice, and the Company has no knowledge of any facts which could give rise to any notice, that the Company is a potentially responsible party for a U.S. federal or state environmental response action or corrective action under CERCLA, RCRA or under any other Environmental Law. Except as set forth in Section 4.20.4 of the Disclosure Schedule, the Company has not submitted nor was it required to submit any notice pursuant to Section 103(c) of CERCLA with respect to the Leasehold Premises. Except as set forth in Section 4.20.4 of the Disclosure Schedule, the Company has not received any request for information in connection with any environmental response under any Environmental Law. Except as set forth in Section 4.20.4 of the Disclosure Schedule, the Company has not undertaken (or been requested to undertake) any environmental response action at the request of any federal, state or local governmental entity, or at the request of any other person or entity, at the Leasehold Premises.

4.20.5  Except as set forth in Section 4.20.5 of the Disclosure Schedule, (i) the Company does not use, nor has it ever used, any Underground Storage Tanks or Above Ground Tanks (provided that the parties hereto expressly acknowledge that the Company has numerous Above Ground Tanks, none of which are required or expected to be listed in Section 4.20.5 of the Disclosure Schedule) at the Leasehold Premises, (ii) there are not now nor have there ever been Underground Storage Tanks on the Leasehold Premises; (iii) there has been no Release from or rupture of any Underground Storage Tanks on the Leasehold Premises; and (iv) there has been no Release from or rupture of any Above Ground Tanks on the Leasehold Premises except where such Release would not have a Material Adverse Effect.

4.20.6  The Company is in compliance with all Environmental Laws governing the Leasehold Premises and the operations of the Company, except where the failure to comply would not have a Material Adverse Effect.

4.20.7  To the knowledge of the Company and Tree, there are no conditions or circumstances at any of the Leasehold Premises which pose a risk to the environment or the health or safety of any persons.

4.20.8  Section 4.20.8 of the Disclosure Schedule identifies (in some instances in the form of an index) (i) all environmental audits, assessments or occupational health studies in the Company’s possession or control relating to the assets, Leasehold Premises, properties or business of the Company undertaken by a Governmental Authority or the Company or any of their agents; and (ii) the results of any groundwater, soil, air or asbestos monitoring in the Company’s possession or control undertaken with respect to the Leasehold Premises. To the extent to which the Company is in possession of them, the Company has provided to Buyer and PNP: (x) all written communications, including without limitation warning notices, notices of violation, requests for information, complaints, demands, judgments, orders, consent orders or decrees related to the Leasehold Premises between the Company and any federal, state or local environmental agencies or any person or entity within the applicable statutory limitations period; and (y) all citations, penalties, orders, judgments, and decrees issued to the Company within the past ten years related to the Leasehold Premises under the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.). The Company has previously provided PNP and Buyer with true, accurate and complete copies of all documents identified in Section 4.20.8 of the Disclosure Schedule.

4.20.9  Except as specifically set forth in Section 4.20.9 of the Disclosure Schedule or in the ordinary course of business, no expenditure will be required in order for Buyer to comply with any Environmental Laws in effect at the time of the Closing in connection with the operation or continued operation of the Company’s business on the Leasehold Premises in a manner consistent with the current operation thereof by the Company.

4.20.10  Except as specifically set forth in Section 4.20.10 of the Disclosure Schedule, the Company has not assumed the liability of any other person or entity for, nor has the Company agreed to indemnify any other person or entity against, claims arising out of the release of Hazardous Substances into the environment or any other claims under Environmental Laws.

4.20.11  Except as specifically set forth in Section 4.20.11 of the Disclosure Schedule, the Company has not compromised or released any insurance policies, or waived any rights under insurance policies, that may provide coverage for liabilities under Environmental Laws or liabilities or damages otherwise arising out of the release of Hazardous Substances into the environment.

4.20.12  Except as specifically set forth in Section 4.20.12 of the Disclosure Schedule, to the Company’s or Tree’s knowledge, none of the Leasehold Premises are located on or near any area that is or may be considered a wetland under the federal Clean Water Act (33 USC § 1251, et seq.) or under any other Environmental Law.

4.21  Labor Relations. Except as set forth in Section 4.21 of the Disclosure Schedule, the Company is not a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and to the Company’s and Tree’s knowledge, there has been no effort by any labor union to organize any employees of the Company into one or more collective bargaining units. The Company is in material compliance with all its obligations under the agreements set forth in Section 4.21 of the Disclosure Schedule and is not currently subject to any outstanding arbitration proceedings or awards thereunder, whether still in dispute or not. There is not pending or, to the Company’s and Tree’s knowledge, threatened any labor dispute, grievance, strike or work stoppage, controversy or other labor trouble which affects or which may affect the business of the Company or which may interfere with its continued operation at any of the Leasehold Premises. The Company is in compliance with all applicable Laws respecting employment practices and neither the Company nor, to the Company’s knowledge, any agent, representative or employee of the Company has committed any unfair labor practice as defined in the National Labor Relations Act, as amended, and there is not now pending or, to the Company’s knowledge, threatened any charge or complaint against the Company by or with the National Labor Relations Board or any representative thereof. The Company is not currently subject to any adverse decision or order of the National Labor Relations Board, or any agent or representative thereof. There has been no strike, walkout or work stoppage involving any of the employees of the Company during the three-year period prior to the date hereof. The Company is not aware that any executive or key employee or group of employees has any plans to terminate his, her or their employment with the Company. Except as set forth on Schedule 4.21 of the Disclosure Schedule: (a) no current or former employee of the Company has any claim against the Company on account of or for: (i) overtime pay, other than overtime pay for the current payroll period, (ii) wages or salary (excluding current bonus accruals and amounts accruing under pension and profit sharing plans) for any period other than the current payroll period, (iii) vacation, time off or pay in lieu of vacation or time off, other than that earned in respect of the current fiscal year, or (iv) any violation of any Law relating to minimum wages or maximum hours of work; and (b) no claim has been made that remains outstanding for breach of any contract of employment or for services or for severance or redundancy payments or protective awards or for compensation for unfair dismissal or for failure to comply with any Law concerning employment rights or in relation to any alleged sex or race discrimination or for any other liability accruing from the termination or variation of any contract of employment or for services, nor, to the Company’s and Tree’s knowledge, is any such claim threatened.

4.22  Employee Benefits.

4.22.1  Section 4.22 of the Disclosure Schedule sets forth a true, correct and complete list of each ERISA Plan and other Benefit Plan sponsored by the Company or by any ERISA Affiliate for the benefit of any employee or former employee of the Company or under which the Company may have any material liability, whether formal or informal (the “Plans”). For this purpose, the term “ERISA Plan and other Benefit Plan” means (i) any non-qualified deferred compensation or retirement plans or arrangements; (ii) any qualified defined contribution retirement plans or arrangements; (iii) any qualified defined benefit pension plan; (iv) any other plan, program, agreement or arrangement under which former employees of the Company or their beneficiaries are entitled, or current employees of the Company will be entitled following termination of employment, to medical, health, life insurance or other benefits other than pursuant to benefit continuation rights granted by state or federal law; or (v) any other employee benefit, pension, retirement, fringe, health, welfare, medical, disability, life insurance, stock, stock purchase or stock option (or any similar equity interests), employment, consulting, engagement, incentive, retainer, golden parachute or severance plan, program, agreement, arrangement or policy. Except as set forth on Section 4.22.1 of the Disclosure

Schedule, there are no negotiations, demands or proposals which are pending or threatened or which have been made during the past three years which concern matters now covered, or that would be covered, by the foregoing types of Plans.

4.22.2  Each Plan and related trust agreement, annuity contract or other funding instrument is legal, valid and binding and in full force and effect, and there are no defaults thereunder. None of the rights of the Company thereunder will be impaired by the consummation of the transactions contemplated by this Agreement, and all of the rights of the Company thereunder will be enforceable by Buyer or PNP at or after the Closing without the consent or agreement of any other party. Each Plan and related trust agreement, annuity contract or other funding instrument complies with and has been administered, operated and maintained in compliance in all material respects with its terms and the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Company has no direct or indirect material liability under the requirements provided by any and all statutes, orders or governmental rules or regulations, including but not limited to ERISA, COBRA, HIPAA and the Code. The Plans meet any applicable requirements for favorable tax treatment under the Code in both form and operation, and any Plan intended to qualify under Code Section 401(a) and Code Section 501(a) and its related trust are so qualified and either have been determined by the IRS to qualify thereunder for all applicable requirements or are maintained under a prototype plan document that has a valid IRS opinion letter; and nothing has since occurred to cause the loss of such qualification. All of the Plans which constitute employee pension benefit plans or employee welfare plans subject to ERISA and the trusts or other funding vehicles related to the Plans have been maintained in compliance in both form and operation with the requirements of ERISA including, but not limited to, the preparation and filing of all required reports with respect to the Plans, the submission of such reports to the appropriate governmental authorities, the timely preparation and distribution of all required employee communications (including without limitation any notice of plan amendment which is required prior to the effectiveness of such amendments), the proper and timely purchase and maintenance of required surety bonds and the proper and timely disposition of all benefit claims. The costs of administering the Plans, including fees for the trustee and other service providers that are customarily paid by the Company, have been paid or will be paid prior to the Closing Date or are reflected in the 2005 Balance Sheet. There have been no prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code with respect to any of the Plans or any parties in interest or disqualified persons with respect to the Plans or any reduction or curtailment of accrued benefits with respect to any of the Plans. There are no pending or, to the Company’s or Tree’s knowledge, threatened claims, lawsuits, or arbitrations which have been asserted or instituted against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans, and, to the Company’s or Tree’s knowledge, no facts exist that would give rise to any claim, lawsuit, arbitration or other manner of litigation or claim, other than routine claims for benefits. The Company has no liability by virtue of its being a member of a controlled group with a person who has liability under the Code or ERISA.

4.22.3  All contributions with respect to the Plans for all periods ending prior to the Closing Date (including periods from the first day of the current plan year to the Closing Date) either have been made prior to the Closing Date by the Company and all members of the controlled group in accordance with past practice and the recommended contribution in the applicable actuarial report, or are properly accrued and reflected in the 2005 Balance Sheet. All insurance premiums (including premiums to the PBGC) have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Plans for policy years or other applicable policy periods ending on or before the Closing Date. All expenses and liabilities relating to all of the Plans have been, and will on the Closing Date be, fully and properly accrued on the Company’s books and records and the Company’s financial statements reflect all such liabilities in a manner satisfying GAAP, including Statements of Financial Accounting Standards 87, 106 and 112. None of the Plans are subject to Section 412 of the Code or Title IV of ERISA, and the Company has never made any contributions to any such Plan. Except as set forth in Section 4.22.3 of the Disclosure Schedule, the Company has never been a member of a controlled group which contributed to any plan subject to Title IV of ERISA, and the Company has never been under common control with an employer which contributed to any such plan. The Company has never made any contributions to any multiemployer plan (as defined in ERISA Section 3(37) or 4001(a)(3)). Except as set forth in Section 4.22.3 of the Disclosure Schedule, the Company has never been a member of a controlled group which contributed to any such plan, and the Company has never been under common control with an employer which contributed to any such plan. Except as required by Part 6 of Subtitle B of Title I of ERISA, the Company has no plans, programs, agreements or arrangements, and has not made any other commitments to its employees, former employees or their beneficiaries, under which it has any obligation to provide any retiree medical or life insurance benefits or other retiree welfare benefits. Each Plan (including any Plan covering former employees and retirees of the Company) may be amended or terminated by the Company or Buyer or PNP on or at any time after the Closing Date.

4.22.4  The Company has furnished PNP with true and complete copies of: (i) the Plans and any related trusts or funding vehicles, policies or contracts and the related summary plan descriptions with respect to each Plan; (ii) the most recent determination letters or opinion letters received from the Internal Revenue Service regarding the Plans and copies of any pending applications, filings or notices with respect to any of the Plans with the Internal Revenue Service, the Pension Benefit Guaranty Corporation, the Department of Labor or any other governmental agency; (iii) the latest financial statements and annual reports for each of the Plans and, if applicable, any related trusts or funding vehicles, policies or contracts as of the end of the three most recent plan years with respect to which the filing date for such information has passed; (iv) the reports of the most recent actuarial valuations of the Plans; (v) copies of all corporate resolutions or other documents pertaining to the adoption of the Plans or any amendments thereto or to the appointment of any fiduciaries thereunder and copies of any investment management agreement thereunder and of any fiduciary insurance policies, surety bonds, rules, regulations or policies of the trustees or of any committee thereunder; (vi) copies of any communications or notices provided to employees or plan participants with respect to the Plans along with information concerning the date and extent of distribution of such communications, including, without limitation, general notification to employees of their rights under Code Section 4980B, form of letters distributed upon the occurrence of a qualifying event described in Code Section 4980B, HIPAA policies and procedures, HIPAA notice of privacy practices; and (vii) administrative service agreements.

4.22.5  The Company does not maintain any Plan or other benefit arrangement covering any employee or former employee outside of the United States and has never been obligated to contribute to any such plan.

4.22.6  Except as set forth on Section 4.22.6 of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former Company employee to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to any current or former Company employee, or (iii) give rise to the payment of any amount that would not be deductible pursuant to Code Section 280G.

4.22.7  Set forth on Section 4.22.7 of the Disclosure Schedule are all individuals receiving or otherwise entitled to benefits under COBRA in connection with Company group health plans.

4.23  Employment Agreements and Compensation. Except as set forth in Section 4.23 of the Disclosure Schedule, all of the employees of the Company are “at-will” employees, and there are no written employment, commission or compensation agreements of any kind between the Company and any of its employees. Prior to Closing, Tree shall deliver to Buyer accurate and complete copies of all of the Company’s employment or supervisory manuals, employment or supervisory policies and written information generally provided to employees (such as applications or notices). Section 4.23 of the Disclosure Schedule contains an accurate and complete list of all directors, officers, employees and, to the extent they receive annual compensation greater than Ten Thousand Dollars ($10,000) from the Company, consultants of the Company, as of May 31, 2005, specifying their names and job designations; the total amount paid or payable as compensation to each such person and the basis of such compensation, whether fixed or commission or a combination thereof; and accrued benefits for such persons as of May 31, 2005.

4.24  Warranties. The Company has not undertaken any performance obligations or made any warranties or guarantees with respect to products or services of its business outside the ordinary course of business, other than those disclosed in Section 4.24 of the Disclosure Schedule. There are no rights of return or other agreements between the Company and any of its customers that would cause any sales reflected in the financial statements set forth on Schedule 4.4 of the Disclosure Schedule to fail to qualify as sales in accordance with GAAP or the revenue recognition policy as reflected in such financial statements. Each product manufactured, sold, or delivered by the Company, and all work performed by the Company, with respect to such products, has been in material conformity with all applicable contractual commitments and all express and implied warranties.

4.25  Product Liability. To the Company’s and Tree’s knowledge, the Company has no liability (and there is no basis for any present or future Action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any liability) arising out of any injury to individuals (including death) or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, delivered or otherwise put in commerce by it, or as a result of any work performed or services provided by it.

4.26  Investment Bankers’ and Brokers’ Fees. The Company has an agreement to pay Triangle Capital a broker’s fee. Such expense will be paid in accordance with the agreement with Triangle Capital, and will not be an obligation of the Company, Buyer or PNP following the Closing.

4.27  Authority to Execute and Perform Agreement; Binding Obligation; Non-contravention. Tree has all requisite limited partnership power and authority to enter into, execute and deliver this Agreement and each other agreement and instrument contemplated hereunder to which Tree is a party, and to fully perform its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by Tree, and each other agreement and instrument contemplated hereunder to which Tree is a party will be duly executed and delivered by Tree, and this Agreement is, and each such other agreement and instrument will be, a valid and binding obligation of Tree, enforceable in accordance with its respective terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and certain equitable considerations. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized, approved and ratified by all necessary action on the part of the Company and on the part of Tree and its partners. Neither the execution, delivery or performance of this Agreement by Tree or the other agreements and instruments contemplated hereby to which Tree is a party, nor the consummation by Tree of the transactions contemplated hereby and thereby will: (i) conflict with or violate any provision of the limited liability company agreement of the Company or the limited partnership agreement of Tree, any Order or, to the knowledge of Tree and the Company, any Law, which is either applicable to, binding upon or enforceable against Tree or the Company or the assets or properties of the Company; or (ii) result in any breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel (whether or not with notice or lapse of time or both) or require any notice under, any Contract. Except as set forth in Section 4.27 of the Disclosure Schedule, no permit, consent, approval or authorization of, or declaration to or filing by Tree or the Company with, any Government or any other person is required in connection with the execution and delivery of this Agreement by Tree and the consummation by Tree of the transactions contemplated hereby and the performance by Tree of the agreements contemplated hereby. The transactions contemplated hereby will not result in the creation of any Lien or liability against the Company or any of its assets or properties.

4.28  Status of the Units. Tree is the lawful owner of all of the units of membership interests of the Company, and Tree has valid marketable title thereto, free and clear of all Liens. Except for this Agreement, there are no outstanding warrants, options or rights of any kind to acquire from Tree any of the units of the Company’s membership interests held by Tree. Upon purchase and payment for the Units and delivery to Buyer thereof in accordance with the terms of this Agreement, the Units will be transferred to Buyer free and clear of all Liens at Closing.

4.29  The Subsidiary. The Company is the lawful owner of all of the membership interests of the Subsidiary, free and clear of all Liens. There are no outstanding warrants, options or rights of any kind to acquire from the Company any of the membership interests of the Subsidiary. The Subsidiary has good and marketable title to all of its assets, free and clear of all Liens. The Subsidiary possesses all Proprietary Rights necessary to carry on its business as currently planned to be conducted by the Subsidiary without, to the Company's and Tree's knowledge, conflict with valid proprietary rights of others. Upon the Closing, Buyer will have all rights possessed by the Subsidiary to utilize the property and assets of the Subsidiary to the same full extent that the Company and Tree would do so if the transactions contemplated hereby did not occur, including, without limitation, to pursue the new parts recycling business being developed by the Subsidiary with the major automakers whereby the Subsidiary or the Company would be an entity the major automakers will use to sell recycled automobile parts from their factory overruns and factory blemished parts (the “Recovered Parts Business”). The Subsidiary has no material liabilities or obligations, either known or unknown, asserted or unasserted, liquidated or unliquidated, accrued, absolute, contingent or otherwise, and there is no basis for any claim against the Subsidiary or the Company for any such liabilities or obligations.

4.30  GLARE. GLARE has no material liabilities or obligations, either known or unknown, asserted or unasserted, liquidated or unliquidated, accrued, absolute, contingent or otherwise, and there is no basis for any claim against GLARE for any such liabilities or obligations, except normal liabilities incurred in the ordinary course from owning and leasing to the Company the Ford Real Estate.

5.  Representations and Warranties of Buyer and PNP

In order to induce Tree to enter into this Agreement and to consummate the transactions contemplated hereunder, Buyer and PNP make the following representations and warranties as of the date of this Agreement and as of the Closing Date (unless a contrary date is indicated below):

5.1  Organization, Power and Authority of Buyer and PNP. Buyer is a limited liability company duly organized and validly existing under the laws of the State of Delaware. PNP is a general partnership duly organized and validly existing under the laws of the State of California. Buyer and PNP each have all requisite power and authority to enter into this Agreement, and each other agreement and instrument contemplated hereunder to which either of them is a party, and to carry out the transactions and agreements contemplated hereby and thereby.

5.2  Due Authorization; Binding Obligation; Noncontravention. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Buyer and PNP. This Agreement has been duly executed and delivered by Buyer and PNP, and each other agreement and instrument contemplated hereunder to which Buyer or PNP is a party will be duly executed and delivered by Buyer and PNP, and this Agreement is, and each such other agreement and instrument will be, a valid and binding obligation of Buyer and PNP, enforceable in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and certain equitable considerations. Neither the execution and delivery of this Agreement by Buyer or PNP or the other agreements and instruments contemplated hereby to which Buyer or PNP is a party, nor the consummation of the transactions contemplated hereby and thereby will conflict with or violate any provision of the constituent documents of Buyer or PNP or, any Order, or to the knowledge of Buyer and PNP, of any Law which is either applicable to, binding upon or enforceable against either of them. No permit, consent, approval or authorization of, or declaration to or filing by Buyer or PNP with, any Government or any other person is required in connection with the execution and delivery of this Agreement by Buyer and PNP or the consummation of the transactions contemplated hereby.

5.3  Investment Bankers’ and Brokers’ Fees. PNP has no obligation to pay any fees or commissions to any investment banker, broker, finder or agent with respect to the transactions contemplated by this Agreement.

5.4  Acquisition of Units for Investment. Buyer is not acquiring the Units with any present intention of distribution or selling such Units in violation of federal, state or other securities laws. Buyer expressly agrees not to sell or otherwise dispose of the Units in violation of any federal, state or other securities laws.

6.  Additional Covenants of the Parties.

Each of the Company and Tree covenants and agrees with Buyer and PNP that it will do (or cause to be done) the following and Buyer and PNP covenant and agree with Tree that they will do (or cause to be done) the following (as applicable):

6.1  Operation of the Business. During the period between the date this Agreement is executed and the Closing Date (the “Interim Period”), the Company will diligently conduct its business in the ordinary course and substantially in the same manner as heretofore conducted. During the Interim Period, the Company will (i) make such capital expenditures as are necessary to maintain its assets, properties and business consistent with past practice in accordance with existing commitments and (ii) not make other capital expenditures except with the prior written consent of Buyer and PNP. During the Interim Period, the Company will not permit or allow any of its properties or assets, real, personal or mixed, tangible or intangible, to be subjected to any Lien, other than Liens for Taxes which are not yet delinquent or liens for mechanics, materialmen, laborers, employees, suppliers or similar liens arising by operation of law for amounts which are owed, but not yet delinquent. During the Interim Period, the Company will not cancel any debts or claims except in the ordinary course of business and consistent with past practice, or waive any rights of material value or, except for inventory sold in the ordinary course of business consistent with past practice, sell, transfer or convey any of its properties or assets, real, personal or mixed, tangible or intangible. During the Interim Period, the Company will duly comply with all Laws applicable to it and its properties, operations, business and employees, except for failures to comply that in the aggregate would not reasonably be expected to have a Material Adverse Effect. During the Interim Period, the Company will maintain its assets in good working order, subject to ordinary wear and tear, and in accordance with the past practices of the Company. During the Interim Period, the Company will not enter into any transaction outside the ordinary course of its business including, without limitation, hiring or terminating any employees outside of the ordinary course of business.

6.2  Benefit Plans. During the Interim Period, and except as otherwise provided in this Agreement, the Company will not adopt, amend or terminate any Plans, except as required by law and will not enter into any employment contract or compensation arrangement of any kind whatsoever, or materially change (including, without limitation, any change pursuant to any bonus, pension, profit-sharing or other plan, commitment, policy or arrangement) the compensation payable or to become payable to any of their respective officers, directors, employees or agents. During the Interim Period, the Company will not make any pension, retirement, profit sharing, bonus or other employee welfare or benefit payment or contribution, other than in the ordinary course of business and consistent with past practice.

6.3  Tax Matters.

6.3.1  All transfer, documentary, sales, use, stamp, registration and other such Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement and the Ford Purchase Agreement shall be shared equally by Tree and Buyer when due, and Tree and Buyer will, at the shared expense of each, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and if required by applicable law, Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

6.3.2  Buyer shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns of the Company for any Tax year or period ending on or before the Closing Date that are filed after the Closing Date. Such Tax Returns shall be prepared in a manner consistent with the prior practice of the Company, except for changes required by law or fact. All Taxes payable with respect to these Tax Returns shall be borne by Tree, except to the extent and in such amount as such Taxes are taken into account in determining Closing Working Capital, and paid to Buyer no later than the later of (i) 15 days prior to the due date for filing such Tax Returns and (ii) the resolution of any dispute with respect to such Tax Returns pursuant to the procedures described in this Section 6.3.2; provided however, in no event shall Tree’s liability for Taxes of the Company with respect to the income from discharge of indebtedness that may be recognized by the Company as a result of, or in connection with, the Debt Payoffs and the Note Modification Agreement exceed the amount set forth on the Closing Financial Statements as a current liability in the line item entitled “Income Tax Payable in Connection with Discharge of Indebtedness” and Tree will be treated as satisfying such liability by reflecting such amount on the Closing Financial Statements. For any Tax Return for which Tree’s liability for Taxes pursuant to this Section 6.3.2 exceeds the corresponding Taxes taken into account in determining the Closing Working Capital, Buyer shall permit Tree to review and comment on such Tax Return prior to filing. Buyer shall make such revisions to the Tax Returns as are reasonably requested by Tree;

provided however, that Buyer shall not make any requested revision that it has reasonably determined to be a “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2). If Buyer disagrees with any other requested revision, the disputed item shall be submitted to either an independent accounting firm or an independent law firm of national reputation mutually agreeable to Buyer and Tree (a “Neutral Advisor”), the cost of which shall be borne equally by Buyer and Tree, and the requested revision shall be made only if the Neutral Advisor provides an opinion to Buyer concluding that the tax treatment of such revision is more likely than not (or of greater certainty) the proper treatment. If, however, the disagreement cannot be resolved prior to the applicable filing due date for such Tax Return, Buyer shall timely file the Tax Return as prepared, and upon resolution of such disagreement, Buyer shall file an amended Tax Return, where appropriate, consistent with the Neutral Advisor’s opinion.

6.3.3  Buyer shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns of the Company commencing prior to the Closing Date and ending after the Closing Date (a “Straddle Period”). Tree shall pay to the Company an amount equal to the portion of such Taxes that relates to the Tax period ending on the Closing Date, except to the extent and in such amount as such Taxes are taken into account in determining Closing Working Capital, no later than the later of (i) 15 days prior to the due date for filing such Tax Returns with respect to such Straddle Periods and (ii) the resolution of any dispute with respect to such Tax Returns pursuant to the procedures described in this Section 6.3.3; provided however, in no event shall Tree’s liability for Taxes of the Company with respect to the income from discharge of indebtedness that may be recognized by the Company as a result of, or in connection with, the Debt Payoffs and the Note Modification Agreement exceed the amount set forth on the Closing Financial Statements as a current liability in the line item entitled “Income Tax Payable in Connection with Discharge of Indebtedness” and Tree will be treated as satisfying such liability by reflecting such amount on the Closing Financial Statements. For any Tax Return for which Tree’s liability for Taxes pursuant to this Section 6.3.3 exceeds the corresponding Taxes taken into account in determining the Closing Working Capital, Buyer shall permit Tree to review and comment on such Tax Return prior to filing. Buyer shall make such revisions to the Tax Return as are reasonably requested by Tree; provided however, that Buyer shall not make any requested revision that it has reasonably determined to be a “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2). If Buyer disagrees with any other requested revision, the disputed item shall be submitted to a Neutral Advisor, the cost of which shall be borne equally by Buyer and Tree, and the requested revision shall be made only if the Neutral Advisor provides an opinion to Buyer concluding that the tax treatment of such revision is more likely than not (or of greater certainty) the proper treatment. If, however, the disagreement cannot be resolved prior to the applicable filing due date for such Tax Return, Buyer shall timely file the Tax Return as prepared, and upon resolution of such disagreement, Buyer shall file an amended Tax Return, where appropriate, consistent with the Neutral Advisor’s opinion. For the purposes of this Section 6.3.3 in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the portion of such Tax period ending on the Closing Date shall (i) in the case of any Taxes other than any Tax imposed upon or measured by net income or gross income or receipts (such as sales taxes) or payments (such as payroll taxes), be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on the Closing Date, and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Taxes other than Taxes described in (i), be deemed to be equal to the amount that would be payable if the relevant Tax period ended on the Closing Date. Any credits relating to a Tax period that begin before and end after the Closing Date shall be taken into account as though the relevant Tax period ended on the Closing Date. All determinations necessary to give effect to the allocations described in this Section 6.3.3 shall be made in a manner consistent with the prior practice of the Company, except for changes required by law or fact.

6.3.4  For purposes of preparing the state income Tax Returns of the Company pursuant to Sections 6.3.2 and 6.3.3 of this Agreement, the income from discharge of indebtedness that may be recognized by the Company as a result of, or in connection with, the Debt Payoffs and the Note Modification Agreement shall be allocated among the states in a manner consistent with any interest expense previously allocated among such states with respect to the underlying debt obligations.

6.3.5  Buyer and Tree agree to furnish or cause to be furnished to each other, upon request, as promptly as practical, such information (including reasonable access to books and records, Tax Returns and Tax filings) and assistance as is reasonably necessary for the filing of any Tax Return, the conduct of any Tax audit, and for the prosecution or defense of any claim, suit or proceeding relating to any Tax matter. Buyer and Tree shall cooperate with each other in the conduct of any Tax audit or other Tax proceedings and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 6.3. Any Tax audit or other Tax proceeding with respect to Taxes (other than a Tax audit or other Tax proceeding relating solely to any federal and state income Taxes attributable to income from discharge of indebtedness that may be recognized by the Company as a result of, or in connection with, the Debt Payoffs and the Note Modification Agreement) shall be deemed to be a third-party claim subject to the procedures set forth in Section 9.4 of this Agreement.

6.4  Equity Transactions. During the Interim Period, the Company will not declare, pay or make, or set aside for payment or making, any dividend or other distribution in respect of its units or membership interests or other securities, or directly or indirectly redeem, purchase or otherwise acquire any of its units or membership interests or other securities. During the Interim Period, the Company will not (i) issue, grant or sell any units of membership interests or any equity interest or security or (ii) issue, grant or sell any security, option, warrant, call, subscription or other right of any kind, fixed or contingent, that directly or indirectly calls for the issuance, sale, pledge or other disposition of any equity interest or security.

6.5  Accounting and Taxes. During the Interim Period, the Company will not make any material change in any accounting principles, practices or methods, including their principles, practices or methods for the calculation of reserves for receivables and for inventory valuation. During the Interim Period, the Company will not enter into any binding agreement or arrangement with the IRS (or any similar Tax authority) with respect to the Company, which relates to any period or periods after the Closing Date.

6.6  Related Party Transactions. During the Interim Period, the Company will not pay, loan, or advance any amount to or in respect of, or sell, transfer or lease any property or assets (real, personal or mixed, tangible or intangible) to, or enter into any transaction with or for the benefit of, any of its officers, members or managers or any affiliate of any of its officers, members, or managers.

6.7  Contracts. Except for lease renewals in the ordinary course of business and set forth on Section 4.7 of the Disclosure Schedule, during the Interim Period, the Company will not enter into any lease of real property or any lease of personal property with aggregate annual rental obligations in excess of $50,000 without Buyer’s and PNP’s prior written consent. During the Interim Period, the Company will not terminate or amend, or fail to perform any of its material obligations or cause any breach under, any of its existing contracts without Buyer’s and PNP’s prior consent. In the event that a lease or contract is scheduled to terminate prior to the Closing Date, the Company will notify Buyer and PNP and will consult with Buyer and PNP as to whether such lease or contract should be renewed. If it is determined that any such leases or contract should be renewed, the Company will exercise all commercially reasonable efforts to renew such lease or contract. During the Interim Period, the Company will use all commercially reasonable efforts to preserve intact the existing relationships with its suppliers, customers and employees and others with which it has business relationships and shall continue marketing programs, advertisements, promotions, and similar activities in the ordinary course of business consistent with past practice. During the Interim Period, the Company will permit PNP to contact the Company’s suppliers, customers and employees, with prior notice from PNP, during reasonable business hours and through coordination with the Company. During the Interim Period, the Company will maintain the insurance coverages described in Section 4.14 of the Disclosure Schedule in full force and effect.

6.8  Access. During the Interim Period, the Company will permit Buyer, PNP and their authorized representatives at all reasonable times, and upon reasonable notice, to have access to and to examine all premises, assets, properties, and books and records and other information of the Company (including the right to make extracts therefrom or copies thereof) as Buyer and PNP deem necessary and advisable to familiarize themselves with the Company, including without limitation, such access as is necessary to conduct environmental studies and sampling as Buyer and PNP deem advisable to determine the environmental conditions at the Company’s properties, and the Company will cooperate with Buyer and PNP in their investigation of the Company. The Company will permit representatives of Buyer and PNP to consult with its senior management personnel concerning all financial and operational matters relating to the Company and will make available its senior management personnel to consult with such representatives. The Company will promptly furnish to Buyer and PNP any documents relating to the Company as may reasonably be requested by Buyer and PNP from time to time.

6.9  Existence. During the Interim Period, the Company will take such action as may be necessary to maintain, preserve, renew and keep in full force and effect its existence

(corporate or otherwise), rights and franchises and will not amend its certificate of formation, limited liability company agreement or other applicable organizational or governing document.

6.10  Consents. During the Interim Period, the Company and Tree shall use their commercially reasonable efforts to obtain prior to the Closing all consents necessary for the consummation of the transactions contemplated hereby, including, without limitation, the consents set forth in Section 4.27 of the Disclosure Schedule and any Government or third-party consents that Buyer, PNP or their counsel shall reasonably determine to be necessary, including any consents required under the Company’s contracts because of a change of control with respect to the Company. All such consents shall be in writing, and executed counterparts thereof shall be delivered to Buyer and PNP promptly after receipt thereof by the Company but in no event later than one business day prior to the Closing.

6.11  Performance. During the Interim Period, the Company and Tree will perform all acts to be performed by them pursuant to this Agreement and will refrain from taking or omitting to take any action that would violate the Company’s or Tree’s representations and warranties hereunder or render them inaccurate in any material respect as of the date hereof or as of the Closing Date or that in any way would prevent or materially adversely affect the consummation of the transactions contemplated hereby.

6.12  Updating of Information. During the Interim Period, each of the Company and Tree shall have the continuing obligation to supplement or amend, within a reasonable period of time prior to the Closing Date, the Disclosure Schedule and other Schedules being delivered by them concurrently with the execution of this Agreement and annexed hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule; provided, however, that no such supplement or amendment of the Disclosure Schedule or other Schedules shall be considered for purposes of the condition precedent set forth in Section 7.9 nor shall it be deemed to constitute a waiver of any other right or claim of Buyer or PNP pursuant to the terms of this Agreement or otherwise. During the Interim Period, the Company will deliver to Buyer and PNP promptly after they become available and in any case within thirty (30) days after the end of each calendar month (except in the case of August 2005, which shall be delivered no later than September 23, 2005), an unaudited balance sheet of the Company as of the end of such month and unaudited statements of income of the Company for the one (1) month period then ending and the period since May 31, 2005. Such balance sheets and statements of income of the Company shall be in the form currently prepared by the Company. All such balance sheets and statements of income shall be prepared in good faith, consistent with prior periods and derived from the books and records of the Company.

6.13  Other Transactions. During the Interim Period, neither the Company nor Tree shall permit any of their respective officers, directors, members, managers, partners, equity holders, affiliates or other representatives to, directly or indirectly, encourage, solicit, initiate or participate in discussions or negotiations with, or provide any information or assistance to, any person or group (other than Buyer, PNP and their representatives) concerning any merger, sale of securities, sale of assets (other than in the ordinary course of business) or similar transaction involving any of the Company or Tree. In the event that any of the Company, Tree or any of their affiliates receives a proposal relating to any such transaction, the party receiving such a proposal shall promptly notify Buyer and PNP of such proposal.

6.14  Employees.  Upon request and completion of due diligence by PNP, the Company and PNP shall hold joint or separate meetings with employees of the Company to provide preliminary information relating to this transaction, and the Company shall provide PNP with access to all employees of the Company. Without limiting the foregoing, PNP shall be entitled to conduct one-on-one or group meetings with all employees of the Company employed by the Company on or after the date of this Agreement at such times as PNP shall reasonably request and at space provided by the Company. In connection therewith, and subject to the restrictions of applicable law (including, but not limited to the privacy regulations issued under Parts 1 and 7 of Subtitle A of the Health Insurance Portability and Accountability Act of 1996), the Company shall provide PNP with reasonable access to complete personnel files of all employees of the Company employed by the Company on or after the date of this Agreement.

6.15  Employee Benefits. Any Plan which is a Code Section 401(k) plan will be terminated no later than the day prior to the Closing Date.

6.16  Insurance. During the Interim Period, Buyer and PNP shall procure an insurance policy, to take effect upon Closing, to insure against the risk of a breach of any of Tree’s representations and warranties made herein or in any agreement, instrument or certificate delivered by Tree or the Company pursuant to this Agreement (the “Representation and Warranty Insurance Policy”). Tree shall be responsible for 50% of the cost of the Representation and Warranty Insurance Policy (not to exceed $350,000 of such cost) and such amount shall be deducted from the Purchase Price paid at Closing in accordance with Section C of Exhibit A.

6.17  Distribution of Proceeds. In order to maintain sufficient cash to make any post-Closing adjustment payments required to be made by Tree under Section 3.3.4 following the Closing Date, Tree shall not distribute or pay, or cause to be distributed or paid, to its partners or any other person $1,000,000 of the Closing Cash Consideration until the Purchase Price adjustment has been finally determined and paid in accordance with Section 3.3 of this Agreement.

6.18  Woodinville, Washington Condemnation Proceedings. The parties hereto expressly acknowledge and agree that, with respect to any payments made following Closing in connection with the condemnation proceeding described in Section 4.7 of the Disclosure Schedule relating to the Company’s Woodinville, Washington facility (the “Condemnation Payments”), any such Condemnation Payments which are made following the Closing shall be treated for all purposes as retained assets of Tree, and, upon the receipt, post-closing, of any such Condemnation Payments, by Buyer or any of its affiliates, such Condemnation Payments shall be delivered as soon as practicable to Tree; provided, however, that Buyer and PNP shall be entitled to set-off against the Condemnation Payments (i) the amount of any post-Closing adjustment payment owed but not paid by Tree pursuant to Section 3.3.4, and (ii) any amounts owed but not paid by Tree pursuant to Section 3.4 in order to replenish the Escrow Funds to $3,500,000.

6.19  Audited Financial Statements. During the Interim Period, the Company shall take commercially reasonable steps to complete the work for a final draft audit of the Financial Statements for the 12-months ended December 31, 2004 and the period from June 3, 2003 to December 31, 2003, which shall be completed no later than five business days prior to Closing. Complete, executed audits for such periods must be delivered and released no later than contemporaneously with Closing.

6.20  Broker Opinion of Value. Buyer shall engage, at Buyer’s sole cost and expense, a third party broker to render a broker’s opinion of value for each of the properties comprising the Ford Real Estate within fifteen (15) business days following the date of this Agreement.

6.21  Noncircumvention. Buyer and PNP hereby expressly covenant and agree that none of Buyer, PNP or any of their respective affiliates will consummate the transactions contemplated by the Ford Purchase Agreement or any other transaction for the acquisition of the Ford Real Estate or the Ford Notes without simultaneously consummating the transactions contemplated by this Agreement.

6.22  Third-Party Claims. With respect to third-party claims concerning personnel or such general liability matters as non-fatality traffic accidents or non-employee personal injury for matters that are covered by Tree's indemnification of Buyer, Buyer agrees to handle such matters with at least the same degree of care to avoid loss as it would for matters not covered by indemnity, and to the extent practicable, Buyer will handle such matters with employees experienced with the Company who have handled such matters for the Company prior to the Closing; provided, however, that in no event will Buyer be required to retain any particular personnel.

6.23  Severance Provisions. Schedule 6.23(a) sets forth a severance policy describing Base Severance and Revised Severance, with the difference between Base Severance and Revised Severance being identified as Additional Severance as set forth at Schedule 6.23(b). Should an employee identified at Schedule 6.23(b) be terminated by the Company other than for cause (and provided that the employee is not in breach of any noncompetition agreement with the Company in effect at such time) on or before March 31, 2006, the Company will pay to such employee (subject to applicable withholding) the Base Severance identified for such employee at Schedule 6.23(b) as an obligation of the Company. Upon such employee's termination, the Company will provide prompt notice of such termination to Tree, and Tree will be obligated to pay promptly to the Company the amount of the Additional Severance for such employee set forth at Schedule 6.23(b), and upon receipt of such Additional Severance by the Company, the Company promptly will pay such Additional Severance (subject to applicable withholding) to the terminated employee.

7.  Conditions to the Obligations of PNP

The obligations of PNP to purchase the Units shall be subject to the fulfillment (or waiver by PNP) at or prior to the Closing Date of each of the following conditions:

7.1  Opinion of Counsel. PNP shall have received an opinion dated the Closing Date from Locke Liddell & Sapp LLP, counsel for Tree and the Company, in form and substance as set forth in Exhibit B.

7.2  Receipt of Necessary Consents. All necessary consents or approvals of any Government or third parties (including any of the Company’s landlords) to any of the transactions contemplated hereby, including, without limitation, the consents set forth in Section 4.27 of the Disclosure Schedule, shall have been obtained. All parties to the Contracts shall have consented (where such consent is necessary) to the change of control of the Company and to the consummation of the transactions contemplated by this Agreement without requiring modification of the Company’s applicable rights or obligations under any such Contracts.

7.3  No Restraint. No court or Government of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other Order (whether temporary, preliminary or permanent) or taken any action which prohibits the consummation of the transactions contemplated by this Agreement, and each party agrees to use all reasonable efforts to remove any such prohibition on the consummation of the transactions contemplated by this Agreement.

7.4  No Adverse Litigation. There shall not be pending or threatened any Action or other proceeding by or before any court or other Government which shall seek to restrain, prohibit or invalidate the sale of the Units to Buyer or any other transaction contemplated hereby, and which, in Buyer’s and PNP’s reasonable judgment, makes it inadvisable to proceed with the purchase of the Units.

7.5  Releases and Resignations. Tree and each of its partners and the Company’s officers shall have delivered to the Company and PNP a release and waiver of any claim that he or she may have against the Company or the Subsidiary. Each of the Company’s officers and managers shall have delivered to the Company a resignation effective as of the Closing. Tree shall have delivered to PNP a release (in form and substance as set forth in Exhibit C, with all applicable income from discharge of indebtedness to the Company occurring prior to the Closing) in favor of the Company, Buyer and PNP signed by each of the Creditors, effective at the Closing upon payment of the Debt Payoffs.

7.6  Due Diligence. Buyer and PNP shall have completed their due diligence investigation of the Company and the transactions contemplated by the Ford Purchase Agreement, and the results of such investigation shall be satisfactory to them in their sole discretion.

7.7  Additional Closing Documents. Tree shall have delivered, or caused the Company to deliver, to Buyer: (a) all documents and instruments as Buyer may require in its sole discretion to evidence the transfer of the Units to Buyer; (b) the written release of all Liens relating to the assets of the Company executed by the holder of or parties to each such Lien, in form and substance satisfactory to Buyer; (c) a copy of the certificate of formation of the Company, as amended to date, certified by the Secretary of State of Delaware as true, complete and correct; (d) a copy of the operating agreement of the Company, as amended to date, certified by the secretary of the Company as true, complete and correct; (e) a certified copy of a certificate from the appropriate Secretary of State evidencing that the Company is in good standing under the laws of the state of its organization and in each jurisdiction where the Company is qualified to transact business; (f) all equity ledgers, minute books and other corporate records of the Company; (g) evidence of the payment of all bank debt and other long-term indebtedness of the Company; (h) fully executed and approved documentation satisfactory to Buyer and PNP evidencing the complete termination of the Company’s Code Section 401(k) plan as of a date prior to the Closing Date; (i) all Tax clearance certificates required for any jurisdiction where the Company may be liable for Taxes; (j) a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under Treasury regulations issued pursuant to Section 1445 of the Code stating that the Tree is not a “Foreign Person” as defined in Section 1445 of the Code; (k) an executed copy of the Note Modification Agreement; (l) written evidence of the cancellation of the option plan of Tree with respect to units of membership interests or any other securities of the Company, in form and substance satisfactory to Buyer; and (m) such other customary documents, instruments and certificates as shall be reasonably requested by Buyer or PNP and as shall be consistent with the terms of this Agreement.

7.8  Noncompetition Agreements.  Each of Tree and Brian Nerney shall have entered into a noncompetition agreement with the Company, in a form mutually agreed upon by the parties thereto. Notwithstanding anything herein to the contrary, the failure of the parties to agree upon the form of noncompetition agreement to be entered into by Tree, Brian Nerney and the Company shall not be deemed a failure of Buyer’s and PNP’s due diligence condition under Section 7.6 or otherwise constitute a condition that causes the Earnest Money Deposit to be released to the Company under Section 2.2(iii).

7.9  Representations and Warranties Correct. Each representation and warranty of the Company and Tree made herein, and the statements contained in the Exhibits, Disclosure Schedule and other Schedules hereto or in any instrument or certificate delivered by the Company or Tree pursuant to this Agreement shall be true and correct in all material respects, in each case as of the date made and, except to the extent such representation, warranty or statement expressly provides that it relates solely to the date hereof or an earlier date, at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date.

7.10  Performance; No Default. Each of the Company and Tree will have performed and complied in all material respects with all the obligations, covenants, agreements and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

7.11  Delivery of Certificates. Each of the Company and Tree shall have delivered to Buyer a certificate, dated the Closing Date, executed by an executive officer of each, certifying to the fulfillment of the conditions set forth in Sections 7.9 and 7.10. Tree shall have delivered to

Buyer a certificate, dated the Closing Date, executed by the Chief Financial Officer of Tree, certifying to the fulfillment of the covenant set forth in Section 6.17.

7.12  Escrow Agreement. Tree, Buyer and the Escrow Agent shall have executed the Escrow Agreement, in form and substance as set forth in Exhibit D.

7.13  Ford Agreements. Buyer and Ford shall have executed and delivered the Ford Purchase Agreement and shall close such transactions contemporaneously with the Closing hereunder, and Buyer shall have obtained title insurance policies insuring the fee simple ownership interest in the Ford Real Estate in the name of Buyer, which such policies shall include such endorsements as Buyer may, in its discretion, require. In connection therewith, Ford, Tree and the Company shall have executed and delivered the Note Modification Agreement. Notwithstanding anything herein to the contrary, the failure to close the transactions contemplated by the Ford Purchase Agreement shall not be deemed a failure of Buyer’s and PNP’s due diligence condition under Section 7.6 or otherwise constitute a condition that causes the Earnest Money Deposit to be released to the Company under Section 2.2(iii).

7.14  Corporate Action. The Board of Directors of each of the partners of PNP shall have approved and authorized PNP and Buyer to enter into the transactions contemplated by this Agreement.

7.15  Employment Agreements. The individuals set forth on Schedule 7.15 shall have entered into employment agreements with the Company, in form and substance reasonably satisfactory to the Company.

7.16  Broker Opinion of Value. Buyer shall have obtained a broker’s opinion of value from a third-party broker with respect to the Ford Real Estate which shall show a valuation equal to not less than 90% of the value allocated to the Ford Real Estate pursuant to the Ford Purchase Agreement.

7.17  Representation and Warranty Insurance. Buyer and PNP shall have procured the Representation and Warranty Insurance Policy required by Section 6.16.

7.18  Audited Financial Statements. The Company shall have delivered to Buyer and PNP in accordance with Section 6.19 audited Financial Statements of the Company for the 12-months ended December 31, 2004 and the period from June 3, 2003 to December 31, 2003, which shall not reflect any material actual economic differences regarding the economics of the business from the Financial Statements set forth in Section 4.4 of the Disclosure Schedule. Notwithstanding anything herein to the contrary, the failure of the Company to comply with the foregoing condition shall not be deemed a failure of Buyer’s and PNP’s due diligence condition under Section 7.6 or otherwise constitute a condition that causes the Earnest Money Deposit to be released to the Company under Section 2.2(iii).

7.19  Insolvency Proceedings. There shall not have been instituted by or against Tree or the Company any: (a) judicial or nonjudicial proceeding seeking or involving the appointment of a receiver, trustee, conservator, or liquidator for Tree, the Company or their respective assets or properties, or (b) assignment by Tree or the Company for the benefit of their respective creditors, or a composition or arrangement by Tree or the Company with their respective creditors, or (c) voluntary or involuntary proceeding for liquidation or reorganization of Tree or the Company under the Federal bankruptcy laws as now or hereafter in effect.

7.20  SBC Claim. The Company must have resolved its dispute with SBC (formerly Southwestern Bell) described in Section 4.5 of the Disclosure Schedule.

8.  Conditions to the Obligations of Tree.

The obligation of Tree to sell the Units shall be subject to the fulfillment (or waiver by Tree) at or prior to the Closing Date of each of the following conditions:

8.1  Receipt of Necessary Consents. All necessary consents or approvals of any Government or third parties (including any of the Company’s landlords) to any of the transactions contemplated hereby, including, without limitation, the consents set forth in Section 4.27 of the Disclosure Schedule, shall have been obtained.

8.2  No Restraint. No court or Government of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other Order (whether temporary, preliminary or permanent) or taken any action which prohibits the consummation of the transactions contemplated by this Agreement, and each party agrees to use all reasonable efforts to remove any such prohibition on the consummation of the transactions contemplated by this Agreement.

8.3  No Adverse Litigation. There shall not be pending or threatened any Action or other proceeding by or before any court or other Government which shall seek to restrain, prohibit or invalidate the sale of the Units to Buyer or any other transaction contemplated hereby, and which, in Tree’s reasonable judgment, makes it inadvisable to proceed with the sale of the Units to Buyer.

8.4  Corporate Action. PNP shall have taken all corporate action necessary to effect the purchase of the Units, and shall have furnished Tree with certified copies of resolutions duly adopted by the Board of Directors of each of the partners of PNP, in form and substance satisfactory to counsel for Tree, in connection with the foregoing.

8.5  Representations and Warranties Correct. Each representation and warranty of Buyer and PNP made herein shall be true and correct in all material respects, in each case as of the date made and, except to the extent such representation, warranty or statement expressly provides that it relates solely to the date hereof or an earlier date, at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date.

8.6  Performance; No Default. Each of Buyer and PNP will have performed and complied in all material respects with all the obligations, agreements and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

8.7  Delivery of Certificate. Each of Buyer and PNP shall have delivered to Tree and the Company a certificate, dated the Closing Date, executed by an executive officer of each, certifying to the fulfillment of the conditions set forth in Sections 8.5 and 8.6.

8.8  Escrow Agreement. Buyer, Tree and the Escrow Agent shall have executed the Escrow Agreement.

8.9  Ford Agreements. Buyer and Ford shall have executed and delivered the Ford Purchase Agreement and shall close such transactions contemporaneously with the Closing hereunder, and Buyer shall have obtained title insurance policies insuring the fee simple ownership interest in the Ford Real Estate in the name of Buyer, which such policies shall include such endorsements as Buyer may, in its discretion, require. In connection therewith, Ford, Tree and the Company shall have executed and delivered the Note Modification Agreement.

9.  Indemnification

9.1  Indemnification by Tree. Subject to the terms and conditions of this Section, Tree hereby agrees to indemnify, defend and hold harmless Buyer, PNP and their respective affiliates (including, from and after the Closing, the Company and the Subsidiary), and the shareholders, directors, officers, partners, employees, successors, assigns, representatives and agents of each of them in their capacities as such (collectively, the “Buyer Indemnified Parties”), from, against, for, and in respect of, and Tree waives any claim for contribution or indemnity against any of them with respect to, any and all claims, expenses, losses, costs, deficiencies, liabilities, damages, fines and penalties (including related counsel fees and expenses) (collectively, “Damages”) incurred or suffered by any of them by reason of, resulting from, based upon or arising out of: (i) any inaccuracy, untruth, or incompleteness of any representation or warranty of Tree or the Company contained in or made pursuant to this Agreement or in any certificate, Schedule or exhibit furnished by Tree or the Company in connection herewith, (ii) any breach or partial breach of any covenant or agreement made by Tree or the Company in this Agreement, (iii) the Company’s Taxes or its liability, if any, (for example, by reason of transferee liability or application of Treasury regulation Section 1.1502-6) for Taxes of others including, but not limited to, Tree or any affiliate of Tree, or any Damages payable with respect to Taxes claimed or assessed against the Company for any Tax period (or portion thereof) ending on or before the Closing Date (except to the extent and in such amount as such Taxes are reflected, by way of a reserve on the Closing Financial Statements and taken into account in determining Closing Working Capital) provided however, in no event shall Tree’s liability for Taxes of the Company with respect to the income from discharge of indebtedness that may be recognized by the Company as a result of, or in connection with, the Debt Payoffs and the Note Modification Agreement exceed the amount set forth on the Closing Financial Statements as a current liability in the line item entitled “Income Tax Payable in Connection with Discharge of Indebtedness” and Tree will be treated as satisfying such liability by reflecting such amount on the Closing Financial Statements; or (iv) any obligation, claim or liability incurred before the Closing Date which relates to a Plan or Plan assets, regardless of when the claim occurs or the obligation or liability is paid, including, but not limited to, obligations, claims and liabilities relating to Plan administration, funding and benefits (other than: (A) amounts paid in the ordinary course under the terms of a Plan; and (B) amounts which were funded at the Closing Date or for which provision has been made as of the Closing Date); (v) (A) any violation by the Company or its affiliates of or liability under any Environmental Law, including, without limitation, any such liability arising out of conduct of the Company or its affiliates prior to the Closing Date which is imposed upon any Buyer Indemnified Parties, (B) the Company’s actions or failures to act that resulted in the Release of any Hazardous Substances on, under or from the Leasehold Premises or any real property formerly owned, used or leased by the Company or its affiliates prior to the Closing Date and liability for which is imposed upon any Buyer Indemnified Parties, (C) the presence on any real property presently or formerly owned, used or leased by the Company or its affiliates or in the improvements thereon at or prior to Closing, including, without limitation, the soil, sub soil and groundwater, of Hazardous Substances if any investigatory, remedial, removal, reporting or other response action is required or legally could be required by a Government authority under any Environmental Law with respect to the presence of such Hazardous Substances, and (D) the storage, handling or disposal of Hazardous Substances on or from any real property presently or formerly owned, used or leased by the Company or its affiliates at any time, regardless of whether or not the Company or its affiliates participated in such storage, handling or disposal, including, without limitation, any matters relating to the foregoing items (A)-(D) disclosed in the Disclosure Schedule; and (vi) any failure by Ford to take responsibility and discharge or otherwise satisfy any and all liabilities associated with the case of: (A) Caruthers v. Palmer’s Auto Salvage, U.S. District Court, Middle District of Georgia, Case No.: 7:02-CU84; (B) German Mutual Insurance Company v. Palmer’s Auto Salvage, Inc., Emmit Smith Trucking, Inc., and General Insurance Company, Superior Court of Walton County, Georgia, Case No.: 05-0382-3; (C) German Mutual Insurance Company v. Greenleaf Auto Recyclers, LLC, Superior Court of Cobb County, Georgia, Case No.: 05-1-01695-40; or (D) any other litigation in connection with the accident which resulted in the deaths of Alvin and Lillian Caruthers.

9.2  Indemnification by Buyer and PNP. Subject to the terms and conditions of this Section, Buyer and PNP do hereby agree, from and after the Closing Date, to indemnify, defend, and hold harmless Tree and its affiliates, and the shareholders, directors, officers, partners, employees, successors, assigns, representatives and agents of each of them in their capacities as such, from, against, for, and in respect of, and Buyer and PNP waive any claim for contribution or indemnity against any of them with respect to, any and all Damages incurred or suffered by any of them by reason of, resulting from, based upon, or arising out of: (i) any inaccuracy, untruth, or incompleteness of any representation or warranty of Buyer or PNP contained in or made pursuant to this Agreement or in any certificate, Schedule or exhibit furnished by Buyer or PNP in connection herewith; (ii) any breach or partial breach of any covenant or agreement of Buyer or PNP made in this Agreement, or (iii) the ownership or operation of the Company and its business and assets after the Closing, except to the extent that Tree is required to indemnify the Buyer Indemnified Parties therefor pursuant to Section 9.1.

9.3  Survival of Representations and Warranties. Each of the representations and warranties made by any party in this Agreement or in any certificate or instrument delivered pursuant hereto shall survive until the expiration of twenty-four (24) months following the Closing Date; provided, however, that the representations and warranties made by Tree in Section 4.1 (Organization, Power and Authority of the Company), Section 4.2 (Units of the

Company), Section 4.6 (Tax Matters), the first sentence of Section 4.8 (Title to and Condition of Assets), Section 4.20 (Environmental Matters), Section 4.26 (Investment Bankers’ and Brokers’ Fees), Section 4.27 (Authority to Execute and Perform Agreement; Binding Obligation; Non-contravention), Section 4.28 (Status of the Units), Section 4.29 (The Subsidiary) and Section 4.30 (GLARE) shall survive the Closing Date until the expiration of the applicable statutes of limitation, including any extension, suspension or tolling thereof. No claim for the recovery of Damages based upon the inaccuracy or untruth of such representations and warranties may be asserted after such representations and warranties shall be thus extinguished pursuant to this Section 9.3; provided, however, that claims first asserted in writing within the applicable period (whether or not the amount of any such claim has become ascertainable within such period) shall not thereafter be barred.

9.4  Notice of Claim. A party seeking indemnification hereunder shall promptly notify the other party of the existence of any matter to which the indemnification obligations of such party would apply, specifying in reasonable detail the basis for such claim (“Notice of Claim”); provided, however, that the right of a party to be indemnified hereunder shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, the other party is actually irrevocably and materially prejudiced thereby. The indemnified party shall give the indemnifying party a reasonable opportunity to participate in the defense of a third-party claim at its own expense and with counsel of its own selection; provided that the indemnified party shall at all times have the right to defend such claim.

9.5  Escrow Funds. The Escrow Funds will be paid on the Closing Date to the Escrow Agent as a fund from which Tree’s indemnification obligations under Section 9.1 may be satisfied in accordance with the terms of this Agreement and the Escrow Agreement. In the event that Buyer or PNP provides a Notice of Claim to Tree, Buyer or PNP shall be entitled (unless the Notice of Claim is disputed by Tree) to direct the Escrow Agent in writing (and Tree shall jointly execute such direction) to disburse to Buyer or PNP such portion of the Escrow Funds as shall be equivalent to the amount of the Damages incurred by Buyer or PNP and to which either may be entitled under Section 9.1. Claims under the Escrow Agreement shall bear interest from the date on which the claim is asserted until paid at the rate of interest, if any, earned on the Escrow Funds held in the Escrow.

9.6  Limitations on Indemnity.

9.6.1  Any provision of this Agreement to the contrary notwithstanding, the parties to this Agreement hereby expressly acknowledge and agree that no Buyer Indemnified Party shall be entitled to indemnification from Tree pursuant to Section 9.1(i) hereof until the aggregate Damages for which Tree is liable under Section 9.1(i) hereof exceeds the amount of Fifty Thousand Dollars ($50,000.00), whereupon PNP and its affiliates shall be entitled to indemnification by Tree for the full amount of such Damages, including the first ($50,000.00) of such Damages (the “Indemnity Threshold”); provided, however, that the foregoing Indemnity Threshold shall not apply in any manner whatsoever to any breach of the representations and warranties made by Tree in Section 4.1 (Organization, Power and Authority of the Company), Section 4.2 (Units of the Company), Section 4.6 (Tax Matters), the first sentence of

Section 4.8 (Title to and Condition of Assets), Section 4.20 (Environmental Matters), Section 4.26 (Investment Bankers’ and Brokers’ Fees), Section 4.27 (Authority to Execute and Perform Agreement; Binding Obligation; Non-contravention), Section 4.28 (Status of the Units), Section 4.29 (The Subsidiary) or Section 4.30 (GLARE).

9.6.2  Any provision of this Agreement to the contrary notwithstanding, except in the event of fraud and with the exception of equitable remedies relating to the enforcement of certain covenants, the sole recourse of any Buyer Indemnified Party against Tree or any affiliate of Tree pursuant to Section 9.1 or otherwise under this Agreement shall be against funds remaining from time to time in the Escrow Fund. In the event that the amount of Damages for indemnity claims asserted by any Buyer Indemnified Party for breaches of Tree’s representations and warranties exceeds the amount of the Escrow Funds, then the recourse of any Buyer Indemnified Party shall be against any funds available under the Representation and Warranty Insurance Policy. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, with respect to any indemnity claims in excess of the Escrow Funds and the Representation and Warranty Insurance Policy concerning which Tree might have rights against third parties to recover for such claims, if desired by Buyer, Tree will transfer such rights to Buyer as are assignable and, if not assignable, upon reasonable request and the advancement of funds by Buyer in an amount reasonably necessary to cover the costs of pursuing the same, Tree will pursue any such non-assignable claims on Buyer’s behalf and in accordance with Buyer’s reasonable instructions and pay to Buyer the amount of any recovery or recoveries from the successful pursuit of such claims.

9.7  Mitigation of Damages; Subrogation.

9.7.1  Each party seeking indemnification hereunder (the “Indemnified Party”) shall take commercially reasonable actions to mitigate Damages (but shall not be required to institute legal proceedings), and shall reasonably consult and cooperate with each party obligated to provide such indemnity (the “Indemnifying Party”) with a view toward mitigating Damages, in connection with third-party claims for which an Indemnified Party seeks indemnification under Article 9.

9.7.2  After any indemnification payment is made to any Indemnified Party pursuant to this Article 9, the Indemnifying Party shall, to the extent of such payment, be subrogated to all rights (if any) of the Indemnified Party against any third party in connection with the Damages to which such payment relates. Without limiting the generality of the preceding sentence, any Indemnified Party receiving an indemnification payment pursuant to the preceding sentence shall execute, upon the written request of the Indemnifying Party, any instrument reasonably necessary to evidence such assignment of subrogation rights.

9.7.3  The amount of any Damages payable hereunder by any Indemnifying Party shall be reduced by (a) any insurance proceeds or litigation or other monetary recoveries (net of any increased premiums or expenses of obtaining such proceeds or monetary recoveries) which the Indemnified Party actually receives with respect to the event or occurrence giving rise to such Losses for which indemnification is sought under Article 9, and (b) the amount equal on an after-tax basis to the absolute value of any tax benefits of such Indemnified Party attributable to such Damages. The Indemnified Party shall use commercially reasonable efforts (but shall not be required to institute legal proceedings) to pursue insurance claims that may reduce or eliminate Damages. If the Indemnified Party both collects proceeds from any insurance company or third party and received a payment from an Indemnifying Party hereunder that is subject to reduction pursuant to this Section 9.7 after the payment of the related indemnification amounts to such Indemnified Party, then the Indemnified Party shall promptly pay to the Indemnifying Party the amount of such reduction.

10.  Miscellaneous

10.1  Termination, Amendment and Modification. This Agreement may be terminated at any time prior to the Closing: (a) by mutual written consent of Buyer, PNP and Tree; (b) by Buyer or PNP, if there has been a material violation in or breach relating to any of the Company’s or Tree’s covenants, agreements, representations or warranties contained herein, including, without limitation, by way of any supplement or amendment by Tree to the Disclosure Schedule or any other Schedule hereto pursuant to Section 6.12, which has not been waived by PNP in writing or cured within ten (10) business days; (c) by Tree, if there has been a material violation or breach relating to any of PNP’s agreements, representations or warranties contained herein which has not been waived by Tree in writing or cured within ten (10) business days; (d) by Buyer, PNP or Tree if the Closing shall not have occurred on or before September 30, 2005; provided, however, that none of Buyer, PNP or Tree shall be entitled to terminate this Agreement pursuant to this Section 10.1(d) if such party’s (including any such party’s officers, members or partners) breach of this Agreement has prevented the consummation of the transactions contemplated hereby; or (e) by Buyer or PNP if any of the conditions to the obligations of the Company or Tree set forth in Article VII shall have become incapable of fulfillment and shall not have been waived by Buyer or PNP in writing, or by Tree if any of the conditions to the obligations of Tree set forth in Article VIII shall have become incapable of fulfillment and shall not have been waived by Tree in writing; provided, however, that none of Buyer, PNP or Tree shall be entitled to terminate this Agreement pursuant to this Section 10.1(e) if such party (including and such party’s any of their officers, members or partners) is in breach in any material respect of its representations, warranties, covenants or agreements contained in this Agreement and such breach has caused such condition to be incapable of fulfillment. In the event of termination of this Agreement by any of Buyer, PNP or Tree as provided in Section 10.1, this Agreement shall forthwith become void and of no further force and effect and there shall be no liability on the part of Buyer, PNP, the Company or Tree (or their respective shareholders, members, partners, officers, directors, employees, affiliates or representatives) to one another, except for: (i) the liabilities and obligations arising under the Escrow Agreement; (ii) the obligations of confidentiality arising pursuant to that certain Confidentiality Agreement dated January 5, 2005 by and between the Company and Schnitzer Steel Industries, Inc.; and (iii) the liabilities for expenses arising under Section 10.2 of this Agreement. The parties hereto may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing. In determining whether Tree is in default of a representation or warranty prior to Closing solely for purposes of determining whether or not the Buyer will be entitled to the return of the Earnest Money Deposit upon termination of the Agreement, each representation and warranty of Tree and the Company will be deemed to have been made to the knowledge of Tree and the Company, with such knowledge (for purposes of this provision only) to be deemed to be what the persons identified at Schedules 10.3.1(i) and 10.3.1(ii) knew or reasonably should have known, except as to title to the Units or the authority of Tree to enter into and consummate the transactions contemplated by this Agreement under its charter documents or the charter documents of the Company or under any agreement between or among Tree, the Company and any of their junior lenders.

10.2  Expenses. Except for any fees, commissions and expenses payable to Triangle Capital for which Tree shall be solely responsible, or as otherwise specifically provided in this Agreement, the parties agree that whether or not the sale of the Units is consummated, Buyer and PNP will pay and bear all of the expenses incurred by them, and Tree will bear all of the expenses incurred by the Company and Tree in connection with the acquisition contemplated by this Agreement, including but not limited to legal, tax, and accounting related expenses.

10.3  Certain Definitions. For purposes of this Agreement:

10.3.1  The “knowledge” of a party hereto shall mean the actual knowledge and such knowledge which such person, in the diligent performance of his or her duties in the capacity in which he or she serves, should reasonably know: (i) in the case of Tree, of the individuals set forth on Section 10.3.1(i) of the Disclosure Schedule; (ii) in the case of the Company, of the officers of the Company set forth on Section 10.3.1(ii) of the Disclosure Schedule; and (iii) in the case of Buyer or PNP, of the individuals set forth on Section 10.3.1(iii) of the Disclosure Schedule. Where this Agreement refers to the knowledge of both Tree and the Company, a fact shall be deemed known if it is within the “knowledge” of either Tree or the Company.

10.3.2  An “affiliate” means with respect to any person, another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

10.3.3  “Material Adverse Effect” means, when used in connection with PNP or the Company, any effect that either individually, or in the aggregate with all other such effects relating to the same occurrence, factual circumstance or situation, is materially adverse to the business, assets, properties, condition (financial or otherwise), or results of operations of such party.

10.3.4  “Government” means the United States of America, any other nation or state, any U.S. State, any federal, bilateral or multilateral governmental authority, any possession, territory, local, county, district, city or other governmental unit or subdivision, and any branch, entity, agency, or judicial body of any of the foregoing (including any court or arbitrator).

10.3.5  “Law” means any statute, law, ordinance, rule, directive or regulation of any Government or quasi-governmental authority, and includes rules and regulations of any regulatory or self-regulatory authority compliance with which is required by law.

10.3.6  “Lien” means any lien, security interest, mortgage, indenture, deed of trust, pledge or charge.

10.3.7  “Order” means any order, writ, injunction, or decree of any court or Government.

10.3.8  “Permitted Encumbrances” means (i) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising by operation of law with respect to liabilities that are not yet due or delinquent, (ii) Liens for Taxes, assessments and other governmental charges which are not due and payable or which are being contested in good faith by appropriate proceedings (for which reserves have been made in the Financial Statements in accordance with GAAP) and (iii) in the case of real property, any restrictions, covenants, conditions, limitations, rights, rights of way, encumbrances, encroachments, easements and other matters of record, such state of facts of which an accurate survey of the property would reveal, and none of which, individually or in the aggregate, would materially detract from the value of the real property to which it relates or materially impair the ability of the Company to use the real property to which it relates in substantially the same manner as it was used prior to the Closing.

10.3.9  A “person” shall include an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization or other entity.

10.3.10  A “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

10.4  Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives.

10.5  Entire Agreement. This instrument, the exhibits attached hereto and the Disclosure Schedule contain the entire agreement of the parties hereto with respect to the sale of the Units and the other transactions contemplated herein, and supersede all prior understandings and agreements of the parties with respect to the subject matter hereof. Any reference herein to this Agreement shall be deemed to include the exhibits attached hereto and the Disclosure Schedule.

10.6  Headings. The descriptive headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

10.7  Execution in Counterpart. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

10.8  Notices. Any notice, request, information or other document to be given hereunder shall be in writing. Any notice, request, information or other document shall be deemed duly given four business days after it is sent by registered or certified mail, postage prepaid, to the intended recipient, addressed as follows:

If to Tree:

Tree Acquisition Management
500 Crescent Court
Suite 250
Dallas, Texas 75201
Attn: Mr. Brian Nerney
Fax: (214) 880-4491

With a copy to:

Locke Liddell & Sapp LLP
2200 Ross Avenue
Suite 2200
Dallas, Texas 75201
Attn:   Don M. Glendenning, Esq.
Monte J. Mitchell, Esq.
Fax: (214) 740-8800

If to Buyer or PNP:

Pick-N-Pull Auto Dismantlers
7590 Stockton Blvd.
Sacramento, CA 95823
Attention: Seth Robinson
Fax: (916) 681-2284

With a copy to:

Bryan Cave LLP
One Metropolitan Square, Suite 3600
211 North Broadway
St. Louis, MO 63102
Attention: John M. Welge, Esq.
Fax: (314) 259-2020

Any party may send any notice, request, information or other document to be given hereunder using any other means (including personal delivery, courier, messenger service, facsimile transmission, telex or ordinary mail), but no such notice, request, information or other document shall be deemed duly given unless and until it is actually received by the party for whom it is intended. Any party may change the address to which notices hereunder are to be sent to it by giving written notice of such change of address in the manner herein provided for giving notice.

10.9  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts made and to be performed wholly therein.

10.10  Further Assurances. In the event that at any time after the Closing Date further action is necessary to carry out the purposes of this Agreement, the parties shall take all such necessary action.

10.11  Drafting. This Agreement is deemed to have been drafted jointly by the parties and any uncertainty or ambiguity shall not be construed for or against any party as a result of the attribution of drafting to any party.

10.12  Gender. Any reference to the male gender herein shall not be interpreted as excluding the female or neuter gender.

10.13  Press Releases and Announcements. After the date of this Agreement and prior to the Closing, no party to this Agreement will directly or indirectly make or cause to be made any public announcement or disclosure, or issue any notice or press release with respect to this Agreement or the transactions contemplated by this Agreement without the prior consent of the other parties to this Agreement; provided that any party to this Agreement may make any public announcement or disclosure which is required by Law, NASDAQ rules or the disclosure policies of PNP’s corporate parent, with the understanding that the parties will provide as little disclosure under these circumstances as the law requires; provided, however, that the parties agree that the corporate parent of PNP may issue a mutually agreed upon press release and file a current report on Form 8-K upon both the execution and closing of this Agreement and may make additional disclosure and file this Agreement with the U.S. Securities and Exchange Commission (“SEC”) as required by applicable law and SEC rules.

10.14  No Third Party Beneficiaries. The parties hereto hereby expressly acknowledge and agree that this Agreement is not intended to, and shall not under any circumstances be construed to confer any rights or remedies upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PNP COMMERCIAL ACQUISITION, LLC

By   /s/ Tom Klauer

Title   President

PICK-N-PULL AUTO DISMANTLERS

By   /s/ Tom Klauer

Title   President

TREE ACQUISITION, L.P.

By   /s/ Brian Nerney

Title   Vice President

EXHIBIT A

CLOSING DATE PAYMENTS

A	Creditors		16,207,954
	Chatham (a)	7,111,168
	Summit (a)	9,096,785

B	Escrow		4,500,000
	Earnest Money	1,500,000
	Balance of Funds	3,000,000

C	Reps & Warrants Ins (b)		350,000

D	Closing Cash Consideration		2,442,046

	TOTAL		23,500,000

Notes;
(a) Estimated amount, the final amount will be equal to the 100% payoff amount
(b) Estimated amount, the actual amount to be 1/2 the cost